EXHIBIT 2.3

Agreement

Flextech Broadband Limited

and

Virgin Media Investment Holdings Limited

and

Southbank Media Ltd

and

Scripps Networks Interactive, Inc.

relating to the sale and purchase of 50 per cent. of the issued ordinary share capital of each of UK Channel Management

Limited, UK Gold Holdings Limited, UKTV New Ventures

Limited and 7.3 per cent. of the issued ordinary share capital of UK Programme Distribution Limited

12 August 2011

99 City Road

London EC1Y 1AX

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

CONTENTS

1. INTERPRETATION	3

2. AGREEMENT TO SELL AND PURCHASE	17

3. CONDITIONS	18

4. COMPLETION	20

5. PURCHASE PRICE AND ADJUSTMENTS	23

6. PRE-COMPLETION UNDERTAKINGS	25

7. GUARANTEE AND INDEMNITY	29

8. SELLER GUARANTEE AND INDEMNITY	32

9. POST-COMPLETION UNDERTAKINGS	35

10. SOLICITATION OF STAFF ETC	36

11. WARRANTIES	38

12. LIMITATIONS ON CLAIMS	41

13. CONFIDENTIALITY AND ANNOUNCEMENTS	43

14. FURTHER ASSURANCE	45

15. ASSIGNMENT	45

16. WHOLE AGREEMENT AND RESCISSION	46

17. VARIATION AND WAIVER	46

18. COSTS	47

19. NOTICE	47

20. CERTAIN US TAX MATTERS AND TAX COVENANT	49

21. INTEREST ON LATE PAYMENT	49

22. SEVERANCE	49

23. TERMINATION AND SURVIVAL	49

24. THIRD PARTY RIGHTS	50

25. SUCCESSORS	50

26. COUNTERPARTS	50

27. LANGUAGE	50

28. GOVERNING LAW AND JURISDICTION	50

SCHEDULE 1 COMPLETION	54

SCHEDULE 2 WARRANTIES	55

SCHEDULE 3 LIABILITY	68

SCHEDULE 4 TARGET GROUP COMPANIES	74

PART A—TARGET COMPANY PARTICULARS	74

PART B—TARGET COMPANY SUBSIDIARY PARTICULARS	77

PART C—UK PROGCO PARTICULARS	82

SCHEDULE 5 THE COMPLETION ACCOUNTS	83

PART A—AGREEMENT OF COMPLETION STATEMENT	83

PART B—APPOINTMENT OF EXPERT	84

PART C—BASIS OF PREPARATION	85

PART D—SPECIFIC ACCOUNTING POLICIES	85

PART E—PRO FORMA COMPLETION ACCOUNTS	87

SCHEDULE 6 VIRGIN MEDIA TRANSACTION EMPLOYEES	88

SCHEDULE 7 SHAREHOLDER FINANCING	89

PART A—LOAN STOCK	89

PART B—REVOLVING CREDIT FACILITY	89

SCHEDULE 8 APPORTIONMENT OF FINAL SHARE PURCHASE PRICE	90

SCHEDULE 9 COMMERCIAL AGREEMENTS	91

SCHEDULE 10 MATERIAL BUSINESS CONTRACTS	92

PART A—MATERIAL BUSINESS CONTRACTS	92

PART B—BUSINESS CONTRACTS	93

SCHEDULE 11 TAXATION	100

PART A—DEFINITIONS AND INTERPRETATION	100

PART B—TAX COVENANT	103

PART C—LIMITATIONS AND PROCEDURE	105

PART D—BUYER'S COVENANT	112

AGREED FORM DOCUMENTS

Disclosure Letter

Disclosure Bundle

VDR Documents Index

PDR Documents Index

Supplemental Disclosure Index

Ofcom Notification

Deeds of Adherence

The written resignations (referred to in Clause 4.4(f))

RCF Deed of Novation

Loan Stock Transfers

Board Resolutions (UKTV)

Shareholder Resolutions (UKTV)

US Tax Forms: (Check the Box elections)

Management Accounts

THIS AGREEMENT is dated 12 August 2011

PARTIES

(1)	FLEXTECH BROADBAND LIMITED, a private limited company incorporated and registered in England and Wales with company number 4125315 whose registered office is at Media House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (the “Seller”); and

(2)	VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED, a private limited company incorporated and registered in England and Wales with company number 3173552 whose registered office is at Media House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (the “Seller Guarantor”); and

(3)	SOUTHBANK MEDIA LTD, a private limited company incorporated and registered in England and Wales with company number 7471020 whose registered office is at 91-93 Southwark Street, London SE1 0HX (the “Buyer”); and

(4)	SCRIPPS NETWORKS INTERACTIVE, INC., a company incorporated and registered in the State of Ohio whose registered office is at 312 Walnut Street, Cincinnati, Ohio 45202, United States of America (the “Guarantor”),

each a “Party” and together the “Parties”.

RECITALS

(A)	UK Channel Management Limited is a private limited company incorporated in England and Wales with registered number 03322468 which has an authorised share capital of £2,003 divided into 1,001 A ordinary shares of £1.00 each, 1,001 B ordinary shares of £1.00 each and 1 deferred ordinary share of £1.00, of which 1,001 A ordinary shares of £1.00 each and 1,001 B ordinary shares of £1.00 each are in issue and fully paid.

(B)	UK Gold Holdings Limited is a private limited company incorporated in England and Wales with registered number 03298738 which has an authorised share capital of £33,753,000 divided into 500 A ordinary shares of £1.00 each, 500 B ordinary shares of £1.00 each, 2,000 deferred ordinary shares of £1.00 each and 20,000,000 non-cumulative redeemable 0.25 per cent. preference shares of £1.00 each, of which 500 A ordinary shares of £1.00 each, 500 B ordinary shares of £1.00 each, 2,000 deferred ordinary shares of £1.00 each and 20,000,000 non-cumulative redeemable 0.25 per cent. preference shares of £1.00 each are in issue and fully paid.

(C)	UKTV New Ventures Limited is a private limited company incorporated in England and Wales with registered number 04266373 which has an authorised share capital of £1,000 divided into 500 A ordinary shares of £1.00 each and 500 B ordinary shares of £1.00 each, of which 500 ordinary shares of £1.00 each and 500 B ordinary shares of £1.00 each are in issue and fully paid.

(D)

UK Programme Distribution Limited is a private limited company incorporated in England and Wales with registered number 03323782 which has an authorised share capital of £1,025 divided into 950 ordinary shares of £1.00 each, 25 A ordinary shares of £1.00 each, 25 B ordinary shares of £1.00 each and 25 D ordinary shares of £1.00 each of which 950 ordinary shares of £1.00 each, 25 A ordinary shares of £1.00 each, 25 B ordinary shares of £1.00 each and 25 D ordinary shares of £1.00 each are in issue and fully paid.

(E)	The provisions of the UKTV Agreements relate to the Target Group Companies.

(F)	The Seller has agreed to sell, and the Buyer has agreed to purchase:

(i)	1,001 issued A ordinary shares of £1.00 each in UK Channel Management Limited, representing 50 per cent. of the issued ordinary share capital of UK Channel Management Limited and representing 100 per cent. of the issued ordinary shares held by the Seller in UK Channel Management Limited;

(ii)	500 issued A ordinary shares of £1.00 each in UK Gold Holdings Limited, representing 50 per cent. of the issued ordinary share capital of UK Gold Holdings Limited and representing 100 per cent. of the issued ordinary shares held by the Seller in UK Gold Holdings Limited;

(iii)	500 issued A ordinary shares of £1.00 each in UKTV New Ventures Limited, representing 50 per cent. of the issued ordinary share capital of UKTV New Ventures Limited and representing 100 per cent. of the issued ordinary shares held by the Seller in UKTV New Ventures Limited;

(iv)	1,000 issued deferred ordinary shares of £1.00 each in UK Gold Holdings Limited, representing 50 per cent. of the issued deferred ordinary share capital of UK Gold Holdings Limited and representing 100 per cent. of the issued deferred ordinary shares held by the Seller in UK Gold Holdings Limited;

(v)	25 issued A ordinary shares of £1.00 each, 25 B ordinary shares of £1.00 each and 25 D ordinary shares of £1.00 each in UK Programme Distribution Limited, representing 7.3 per cent. of the issued ordinary share capital of UK Programme Distribution Limited and representing 100 per cent. of the issued shares held by the Seller in UK Programme Distribution Limited; and

(vi)	20,000,000 non-cumulative redeemable 0.25 per cent. preference shares of £1.00 each in UK Gold Holdings Limited, representing 100 per cent. of the issued non-cumulative redeemable preference share capital of UK Gold Holdings Limited and representing 100 per cent. of the issued non-cumulative redeemable preferences shares held by the Seller in UK Gold Holdings Limited.

(G)	BBC Worldwide Limited is the registered and beneficial owner of the following shares not agreed to be sold by the Seller to the Buyer:

(i)	1,001 issued B ordinary shares of £1.00 each in UK Channel Management Limited, representing the remaining 50 per cent. of the issued ordinary share capital of UK Channel Management Limited;

(ii)	500 issued B ordinary shares of £1.00 each in UK Gold Holdings Limited, representing the remaining 50 per cent. of the issued ordinary share capital of UK Gold Holdings Limited;

(iii)	500 issued B ordinary shares of £1.00 each in UKTV New Ventures Limited, representing the remaining 50 per cent. of the issued ordinary share capital of UKTV New Ventures Limited;

(iv)	1,000 issued deferred ordinary shares of £1.00 each in UK Gold Holdings Limited, representing the remaining 50 per cent. of the issued deferred ordinary share capital of UK Gold Holdings Limited; and

(v)	950 issued ordinary shares of £1.00 each in UK Programme Distribution Limited, representing the remaining 92.7 per cent. of the issued share capital of UK Programme Distribution Limited.

(H)	On or before the date hereof, BBC Worldwide Limited signed the Consent and Waiver Letter.

(I)	The Seller has agreed to transfer or novate (as applicable) (or procure the transfer or novation) and the Buyer has agreed to accept the transfer or novation (as applicable) of the Loan Stock and the Revolving Credit Facility on and subject to the terms and conditions herein contained.

(J)	The Guarantor, a parent undertaking of the Buyer, has agreed to guarantee the due and punctual performance of all the Buyer’s obligations under this Agreement and obligations in the RCF Deed of Novation and the Loan Stock Transfers.

(K)	Certain members of the Virgin Media Group, the Target Companies, The British Broadcasting Corporation and BBC Worldwide have on the date of this Agreement entered into the SHA/Guarantee Deed of Release and the Management and the Marketing Termination Agreement.

(L)	Certain members of the Virgin Media Group and the Target Companies and certain members of the Buyer Group have, on or before the date of this Agreement, entered into the Commercial Agreements.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in Clause 1 apply in this Agreement.

“Actual Cash”: means with respect to each Target Group Company its cash in hand and at bank as stated in that company’s books and records in each case as at the Effective Time calculated and determined in accordance with Schedule 5.

“Actual Cash Amount”: means an amount equal to fifty percent (50 per cent.) of the Actual Cash.

“Affiliate”: means, in relation to a body corporate, any subsidiary undertaking, subsidiary or parent undertaking of such body corporate, and any subsidiary undertaking or subsidiary of any such parent undertaking, for the time being.

“AFRA”: means the actual aggregate amount advanced to and outstanding from the Target Companies (including interest accrued but unpaid and capitalised interest)

pursuant to the Shareholder Financing Agreements as at the Effective Time calculated and determined in accordance with Schedule 5.

“Agreed Form”: means, in relation to a document, the form agreed by the Parties and initialled by them or on their behalf for identification.

“Authority”: means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, federal, regional or local (including, without limitation, the Irish Competition Authority, the Irish Minister for Enterprise, Trade and Innovation, the US Securities and Exchange Commission, the UK Listing Authority and the London Stock Exchange).

“BBC Employees”: means those individuals employed by BBC Worldwide or a member of its Group whose services are provided to the Target Group Companies as at the date of this Agreement.

“BBCW Dividend”: means the dividend of £12,216.223 per B ordinary share of £1.00 each in the capital of UK Gold Holdings amounting in total to an aggregate dividend of £6,108,111.50 in respect of the B ordinary shares as declared by UK Gold Holdings on 12 August 2011 and payable to BBC Worldwide.

“BBC Worldwide”: means BBC Worldwide Limited, a private limited company incorporated and registered in England and Wales under company number 1420028, whose registered office is at Media Centre, 201 Wood Lane, London W12 7TQ.

“Board Resolutions”: means the board resolutions of each of the Target Group Companies and UK Progco, each in the Agreed Form;

“BSkyB Carriage Agreement”: has the meaning given to such term in Part A of Schedule 10.

“Business Contracts”: means those contracts listed in Part B of Schedule 10, as the same may have been or be amended or varied from time to time, and “Business Contract” means any one of them.

“Business Day”: means a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business.

“Business Intellectual Property”: means all Intellectual Property Rights used, or required to be used, by a Target Company in, or in connection with, its business which are of material significance to a Target Company in carrying on its business activities as carried on at the date hereof.

“Buyer” has the meaning given to such term in the preamble to this Agreement.

“Buyer Group”: means the Buyer, all Affiliates of the Buyer from time to time and, from the Completion Date, the Target Group Companies and UK Progco.

“Buyer’s Accountants” means PricewaterhouseCoopers of 7 More London Riverside, London SE1 2RT.

“Buyer’s Warranties”: has the meaning given to such term in Clause 11.3.

“Channel 4 Adsales Agreement” has the meaning given to such term in Part A of Schedule 10.

“Claim”: means a claim under the Warranties, the RCF Deed of Novation and/or the Loan Stock Transfers.

“Commercial Agreements”: means each of those agreements listed at Schedule 9.

“Companies Acts”: means the Companies Act 1985 and the Companies Act 2006.

“Competition Conditions”: has the meaning given to such term in Clause 3.1(b).

“Completion”: means the completion of the sale and purchase of the Target Shares and the UK Progco Shares in accordance with this Agreement.

“Completion Date”: means (unless there has been a breach of Clause 3.1(c) and the Buyer has validly notified the Seller of such breach pursuant to Clause 3.6), either:

(a)	the fifth Business Day after the day on which the Competition Conditions are satisfied or waived, unless this would mean the Completion Date would occur after 31 December 2011, in which case the Completion Date shall be the fifth Business Day after the later of the day on which (i) the Competition Conditions are satisfied and (ii) the Extension Condition is satisfied; or

(b)	any other date after such date agreed in writing by the Seller and the Buyer.

“Completion Date Working Capital” means the aggregate amount of all the current assets of the Target Group Companies less the aggregate amount of all current liabilities of the Target Group Companies (but excluding contingent liabilities, the Tax Deduction, the AFRA, Actual Cash, the Intercompany Amount and any positive or negative balances relating to the declaration and/or payment of the UKTV Dividend and/or the BBCW Dividend) as at the Effective Time, as calculated from Final Working Capital Statement to be prepared and calculated and determined as provided in Schedule 5.

“Completion Date Working Capital Adjustment” means an amount equal to the Completion Date Working Capital minus the Reference Date Working Capital, which may for the avoidance of doubt be a positive or negative number.

“Completion Accounts” means the accounts to be prepared pursuant to Clause 5 and Schedule 5;

“Conditions”: has the meaning given to such term in Clause 3.1.

“Confidential Information”: means all and any information not in the public domain and which relates to the business of the relevant person (including information relating to products, services, price lists, contractual arrangements, know how and trade secrets) whether such information is oral or in written, electronic or other form.

“Consent and Waiver Letter”: means the consent and waiver letter in favour of the Seller dated on or before the date hereof under which BBC Worldwide waived certain pre-emption and other related rights in respect of the transfer of the Target Shares and the UK Progco Shares and agreed to certain other matters relating to or connected with the UKTV Agreements and the transfer of the Loan Stock and the novation of the Revolving Credit Facility.

“Core Warranties”: has the meaning given to such term in Clause 11.1(a).

“CTB Election Letter”: means the letter between the Seller, the Buyer, BBC Worldwide, each of the Target Companies and UKTV Interactive Limited dated on or before the date hereof and under which the parties thereto (inter alia) have authorised the Seller to date and file the US Tax Forms on the terms agreed therein.

“Data Room”: means:

(a)

the physical data room established at the 10th Floor, Met Building, 22 Percy Street, London W1T 2BU for the secure review of competitive/restricted information relating to the UKTV Business (the “Physical Data Room”); and

(b)	the virtual data site with the Project Name “Unicorn” hosted by Merrill Corporation (the “Virtual Data Room”).

“Data Room Documents”: means the documentation and information which has, prior to the date of this Agreement, been made available by or on behalf of the Seller for inspection and review by the Buyer and its agents and advisers in (a) the Physical Data Room, which is listed in an index (the “PDR Documents Index”) in the Agreed Form, (b) the Virtual Data Room, which is listed in an index (the “VDR Documents Index”) in the Agreed Form and (c) a hard copy bundle of documents made available to the Buyer on or prior to the date hereof, which are listed in an index (the “Supplemental Disclosure Index”) in the Agreed Form.

“Deeds of Adherence”: means the deeds of adherence to each of the UKTV Shareholders’ Agreements executed on the date hereof (effective upon Completion) by each of the Buyer and BBC Worldwide and by the Target Companies and UK Progco as applicable, in the Agreed Form.

“Disclosed”: means fairly disclosed in writing by the Seller to the Buyer or deemed to have been disclosed in the Disclosure Letter, the Commercial Agreements, the Consent and Waiver Letter, the SHA/Guarantee Deed of Release, the Management and Marketing Termination Agreement, the RCF Deed of Novation, the Loan Stock Transfers or in this Agreement (including all Disclosed Matters), in sufficient detail to enable a reasonable person to identify the nature and effect of the matter so disclosed.

“Disclosed Matters”: means any fact, matter, event or circumstance which is disclosed in writing by the Seller to the Buyer in this Agreement, the Commercial Agreements, the Consent and Waiver Letter, the SHA/Guarantee Deed of Release, the Management and Marketing Termination Agreement, the RCF Deed of Novation, the Loan Stock Transfers, the Disclosure Letter (or which is deemed to be disclosed by virtue of, or by, in, or under the Disclosure Letter) and any other fact, matter, event or circumstance which is Disclosed in the Data Room Documents or the Disclosure Bundle.

“Disclosure Letter”: means the letter in the Agreed Form delivered to the Buyer by the Seller immediately prior to the signing of this Agreement with the same date as this Agreement together with the bundle of documents, attached, or deemed to be, attached to it (the “Disclosure Bundle”).

“Dividend Letter”: means the letter entered into on or before the date hereof between the Seller, the Buyer, BBC Worldwide, the Target Companies, UK Progco and UK Gold Services Limited relating to the declaration and payment of the BBCW Dividend and the UKTV Dividend.

“Effective Time” means 12.01 a.m. on the Completion Date.

“Encumbrance”: means any mortgage, charge (fixed or floating), pledge, lien, right of set-off or other similar Third Party right or interest (legal or equitable) including any assignment by way of security, howsoever created or arising, but in each case which is not a Permitted Encumbrance.

“Enterprise Value”: means £585,000,000 (FIVE HUNDRED AND EIGHTY-FIVE MILLION POUNDS STERLING).

“Estimated Financing Amount”: means £79,871,479 (SEVENTY NINE MILLION, EIGHT HUNDRED AND SEVENTY ONE THOUSAND FOUR HUNDRED AND SEVENTY NINE POUNDS STERLING).

“Estimated Tax Deduction”: means £7,931,550 (SEVEN MILLION NINE HUNDRED AND THIRTY ONE THOUSAND FIVE HUNDRED AND FIFTY POUNDS STERLING).

“Extension”: has the meaning given to such term in Clause 3.4(a).

“Extension Condition”: has the meaning given to such term in Clause 3.4(a).

“Final Share Purchase Price”: has the meaning given to such term in Clause 5.1(a).

“Group”: means, in relation to an undertaking, all Affiliates of that undertaking.

“Guarantor”: has the meaning given to such term in the preamble to this Agreement.

“Guaranteed Obligations”: has the meaning given to such term in Clause 7.1.

“Guaranteed Person”: has the meaning given to such term in Clause 7.1.

“Hammersmith Lease”: means a lease of premises at Eighth Floor, Bechtel House, 245 Hammersmith Road, London W6 made between (i) Bechtel Limited and (ii) UK Channel Management Limited dated 27 January 2011.

“Indebtedness”: means all borrowings and indebtedness (including but not limited to indebtedness under derivatives, lease purchase and/or hire purchase arrangements) together with any interest accrued on such amounts, owed to any banking or financial institution or Third Party.

“Initial Share Purchase Price”: means £238,598,485.50 (TWO HUNDRED AND THIRTY EIGHT MILLION FIVE HUNDRED AND NINETY EIGHT THOUSAND

FOUR HUNDRED AND EIGHTY FIVE POUNDS 50 PENCE STERLING) being fifty per cent. (50%) of the sum of (a) the Enterprise Value minus (b) the Preference Purchase Price minus (c) the Estimated Financing Amount minus (d) the Estimated Tax Deduction.

“Intellectual Property Rights”: means registered designs, copyrights, design rights, rights affording equivalent protection to copyright and design rights, trade marks, service marks, logos, domain names, business names, trade names and all registrations or applications to register any of the aforesaid items, and rights in the nature of any of the aforesaid items in any country or jurisdiction.

“Intercompany Amount”: means the aggregate balance (if any) due from/to the Target Group Companies on the intercompany trading account, being the account operated by the Seller and used to receive and pay money on behalf of the Target Group Companies from and to Third Parties, members of the Virgin Media Group and (if applicable) members of the Buyer Group (and reflected in the line items “Intercompany Receivables – VM” and “Intercompany Payables – VM” in the Management Accounts), as at the Effective Time calculated and determined in accordance with Schedule 5. To the extent such balance comprises a net asset in the books of the Target Group Companies then it shall constitute a positive number and to the extent such balance constitutes a net liability it shall constitute a negative number.

“Interest Rate”: means interest at a rate of 6.5 per cent. per annum.

“Irish Competition Act”: has the meaning given to such term in Clause 3.1(a)(i).

“Irish Condition”: has the meaning given to such term in Clause 3.1(a).

“JCRA”: has the meaning given to such term in Clause 3.1(b).

“Jersey Condition”: has the meaning given to such term in Clause 3.1(b).

“Knowledge Warranties”: has the meaning given to such term in Clause 11.1(b).

“Liabilities”: means all liabilities, duties, payables, costs and obligations of every description, whether deriving from contract, tort, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly, but excluding any Indebtedness, and “Liability” shall be construed accordingly.

“Loan Stock”: means the loan stock held by the Seller and certain of its Affiliates which was issued pursuant to and in accordance with the Loan Stock Instruments and brief details of which are set out in Part A of Schedule 7.

“Loan Stock Instruments”: means (a) the JV1 Loan Stock Instrument, (b) the JV3 Loan Stock Instrument and (c) the RULS, and references to “Loan Stock Instrument” means any of them.

“Loan Stock Transfers”: means the transfers of the Loan Stock by the Seller and certain of its Affiliates to the Buyer, in the Agreed Form.

“Long Stop Date”: has the meaning given to such term in Clause 3.2(a).

“Management Accounts”: means the unaudited management accounts of the Target Group Companies as at 30 June 2011 in the Agreed Form.

“Management and Marketing Termination Agreement”: means a deed of termination terminating the UKTV Management Agreements and the UKTV Marketing Agreements.

“Material Adverse Event”: means:

(a)	the valid termination of the head programme licence agreements dated 25 April 1997 and 15 July 2004 between BBC Worldwide and UK Progco (the “Head PLAs”) by BBC Worldwide, (excluding a valid termination of the Head PLAs resulting from an act or omission of, or the breach thereof by, a Target Group Company) provided the Buyer has (to the extent it is reasonably able to do so) co-operated with the Seller and the Target Group Companies and used its reasonable efforts to avoid or prevent the termination and/or to facilitate the replacement of the same, provided any such replacement is on terms no less favourable to UK Progco or the relevant Target Company (in each case to the extent that the Buyer is reasonably able as the prospective purchaser of the Target Shares and the UK Progco Shares);

(b)	a material change in the constitution and method of financing of the British Broadcasting Corporation so that it no longer relies on a licence fee or other public source income to a significant extent; or

(c)	there being a breach of the BSkyB Carriage Agreement by a Target Group Company pursuant to which British Sky Broadcasting Limited (“BSkyB”) gives notice which validly and effectively terminates the BSkyB Carriage Agreement in circumstances where BSkyB is entitled to terminate the same; or

(d)	there being a breach of the Channel 4 Adsales Agreement by a Target Group Company pursuant to which Channel 4 Television Corporation (“C4”) gives notice which validly and effectively terminates the Channel 4 Adsales Agreement in circumstances where C4 is entitled to terminate the same.

“Material Business Contracts”: means those contracts listed in Part A of Schedule 10, as the same may have been or be amended or varied from time to time, and “Material Business Contract” means any one of them.

“Material Group Effect”: means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has had a material adverse effect on the business or financial condition in each case of the Target Group Companies taken as a whole.

“Ofcom Notification”: means the notification by the Seller to Ofcom, in the Agreed Form, of the potential change of control of each Target Company which will arise as a consequence of completion of the transactions contemplated by this Agreement.

“Permitted Claims”: has the meaning given to such term in Clause 6.11(c).

“Permitted Encumbrance”: means (i) any lien arising by operation of law or in the ordinary course of the UKTV Business; (ii) any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having a similar effect in respect of goods supplied the Target Group Companies in the ordinary course of the UKTV Business or by virtue of the supplier’s standard or usual terms and, in respect of the warranty at paragraph 10.2 of Schedule 2 only, in addition means (iii) any Third Party consents required for any matter, including consents in relation to assignment or change of control; and.

“PLAs”: means (i) the programme licence agreement dated 25 April 1997 between UK Progco and UK Channel Management; (ii) the programme licence agreement dated 25 April 1997 between UK Progco, UK Gold Holdings and UK Gold Broadcasting Limited; and (iii) the programme licence agreement dated 15 July 2004 between UK Progco and UKTV New Ventures in each case as amended before the date of this Agreement, and references to “PLA” shall be construed accordingly.

“Preference Purchase Price”: means the sum of £20,000,000 (TWENTY MILLION POUNDS STERLING).

“Reference Working Capital” means £68,000,000 (SIXTY EIGHT MILLION POUNDS STERLING).

“Registration Period”: has the meaning given to such term in Clause 9.5.

“Revolving Credit Facility” means the £10,000,000 revolving credit facility provided by the Seller to the Target Companies pursuant to an agreement dated 26 March 2010 and brief details of which are set out in Part B of Schedule 7.

“RCF Deed of Novation” means the deed of novation, in the Agreed Form, providing for the transfer of the Revolving Credit Facility from the Seller to the Buyer with effect from Completion.

“Security”: means a mortgage, charge (fixed or floating), pledge, lien or other security interest securing any obligation of any person or any other agreement having a similar effect.

“Seller”: has the meaning given to such term in the preamble to this Agreement.

“Seller Bank Account”: has the meaning given to such term in Clause 4.4(a).

“Seller’s Accountants”: means, if appointed, such firm of accountants as may be notified by the Seller to the Buyer as being the Seller’s Accountants (it being agreed that once a firm is so appointed the Seller may not appoint another firm).

“Seller’s Solicitors”: means Fried, Frank, Harris, Shriver & Jacobson (London) LLP, 99 City Road, London EC1Y 1AX.

“Senior Credit Facility”: means the senior facilities agreement entered into on 16 March 2010 (as from time to time amended, varied, novated or supplemented) between (inter alia) VMI, Virgin Media Finance Plc, Virgin Media Investment Holdings Limited, Deutsche Bank AG, London Branch, J.P. Morgan Plc, the Royal Bank of Scotland plc and Goldman Sachs International.

“Senior Management Employees”: means those UKTV Employees earning a basic annual salary in excess of £140,000.

“Shareholder Financing Agreements”: means:

(a)	the loan stock instrument constituting £118,000,000 variable rate loan stock (“JV1 Loan Stock”) executed by UK Channel Management on 24 April 1997, brief details of which are set out in Part A of Schedule 7 (the “JV1 Loan Stock Instrument”);

(b)	the letter agreement dated 17 August 2000 between, inter alia, BBC Worldwide, Flextech Limited (formerly Flextech plc), Flextech Digital Broadcasting and United Artists Investments Limited (the “August 2000 Letter Agreement”) pursuant to which Flextech plc agreed to provide £21,000,000 of funding to UKTV Interactive Limited (a subsidiary of UK Gold Holdings);

(c)	the loan stock instrument (the “RULS Instrument”) constituting £25,252,500 redeemable unsecured loan stock (the “RULS”) executed by UK Gold Television Limited on 20 October 1992 (and subsequently novated to UK Gold on 2 December 1999), brief details of which are set out in Part A of Schedule 7;

(d)	the loan stock instrument constituting £50,000,000 unsecured variable rate loan stock (the “JV3 Loan Stock”) executed by UKTV New Ventures on 15 July 2004, brief details of which are set out in Part A of Schedule 7 (the “JV3 Loan Stock Instrument”);

(e)	the Revolving Credit Facility, brief details of which are set out in Part B of Schedule 7; and

(f)	any arrangements between UK Gold Services Limited (“UKGS”), the Seller and the other parties to the Revolving Credit Facility whereby UKGS borrowed and the Seller loaned sums to UKGS as if it were a Target Company and as if such borrowings had been made pursuant to the Revolving Credit Facility and on the terms and subject to the conditions of the Revolving Credit Facility and for the purposes of calculating the AFRA any sum outstanding under such arrangements shall be included as part of paragraph (e) above and not as a separate item, and “Shareholder Financing Agreement” means any of them.

“Shareholder Financing”: means the amounts advanced and outstanding (including interest accrued but unpaid and capitalised interest) pursuant to the Shareholder Financing Agreements.

“Shareholder Resolutions”: means the shareholder resolutions, special majority consents or unanimous shareholder decisions of each of the Target Group Companies and UK Progco, each in the Agreed Form;

“SHA/Guarantee Deed of Release”: means a deed of release releasing certain members of the Virgin Media Group from their obligations to BBC Worldwide and the Target Group Companies in relation to the UKTV Business including guarantees and other obligations under the UKTV Shareholders’ Agreements.

“SPA Claim” means a claim pursuant to the terms of this Agreement which is not a Claim or a Tax Covenant Claim.

“Substantiated Claim”: means a Claim in respect of which liability is admitted by the Seller, or which has been adjudicated on by a court of competent jurisdiction and in relation to which no right of appeal lies in respect of such adjudication or the Parties are prevented by passage of time or otherwise from making an appeal.

“Substantiated SPA Claim”: means an SPA Claim in respect of which liability is admitted by the Seller, or which has been adjudicated on by a court of competent jurisdiction and in relation to which no right of appeal lies in respect of such adjudication or the Parties are prevented by passage of time or otherwise from making an appeal.

“Target Companies”: means each of UK Channel Management, UK Gold and UKTV New Ventures further details of which are set out in Part A of Schedule 4, and “Target Company” means any one of them.

“Target Company Accounts”: means the audited financial statements for each Target Company, including the consolidated financial statements of UK Gold, for the accounting reference period ended on the Target Company Accounts Date, comprising a balance sheet profit and loss account together with the notes thereon and the directors’ and auditors’ reports and cash flow statement.

“Target Company Accounts Date”: means 31 December 2010.

“Target Company Claim”: has the meaning given to such term in Clause 6.11.

“Target Company Records”: means the books, accounts and records of each Target Group Company required to be maintained by law.

“Target Company Subsidiary”: means each subsidiary undertaking of a Target Company as at the date of this Agreement, further details of which subsidiary undertakings are set out in Part B of Schedule 4.

“Target Group Companies”: means each Target Company and each Target Company Subsidiary, and “Target Group Company” means any one of them.

“Target Ordinary Shares”: means (i) 1,001 issued A ordinary shares of £1.00 each in the share capital of UK Channel Management; (ii) 500 issued A ordinary shares of £1.00 each in the share capital of UK Gold (the “UKGH A Shares”); (iii) 500 issued A ordinary shares of £1.00 each in the share capital of UKTV New Ventures and (iv) 1,000 issued deferred ordinary shares of £1.00 each in the share capital of UK Gold.

“Target Policies”: has the meaning given in Clause 6.8.

“Target Preference Shares”: means 20,000,000 non-cumulative redeemable 0.25 per cent. preference shares of £1.00 each in the share capital of UK Gold.

“Target Shares”: means the Target Ordinary Shares and the Target Preference Shares.

“Taxation” or “Tax”: means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts,

contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto.

“Taxation Authority”: means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, or body competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere.

“Taxes Act”: means the Income and Corporation Taxes Act 1988.

“Tax Claim”: has the meaning given in Schedule 11.

“Tax Covenant”: means any covenant set out in Part 2 of Schedule 11.

“Tax Covenant Claim”: means any claim by the Buyer under the Tax Covenant.

“Tax Deduction” means the amount of unpaid or accrued corporation tax of the Target Group Companies as at the Effective Date calculated and determined in accordance with Schedule 5.

“Tax Loss Surrender Agreements”: means (i) the tax loss surrender agreement in respect of UK Channel Management dated 23 March 2004 between the Seller, BBC Worldwide and UK Channel Management; (ii) the tax loss surrender agreement in respect of UK Gold dated 12 October 2006 between the Seller, BBC Worldwide and UK Gold; and (iii) the tax loss surrender agreement in respect of UKTV New Ventures dated 23 March 2004 between the Seller, BBC Worldwide and UKTV New Ventures and “Tax Loss Surrender Agreement” means any of them;

“Tax Warranties”: means the warranties set out in paragraphs 12 to 15 (inclusive) of Schedule 2.

“TCGA 1992”: means the Taxation of Chargeable Gains Act 1992.

“Third Party”: means a person who is not a party to this Agreement and is not a member of the Virgin Media Group, or a member of the Buyer Group, but excludes the Target Group Companies.

“Transaction”: means the sale and purchase of the Target Shares and the UK Progco Shares, the transfer or novation of the Shareholder Financing Agreements (as the case may be) on the terms herein provided for and the other transactions contemplated by this Agreement or any part thereof.

“Transaction Documents”: means this Agreement, the Disclosure Letter, the Transitional Services Agreement, the Commercial Agreements, the Loan Stock Transfers, the RCF Deed of Novation and each of the documents referred to in this Agreement as being in the Agreed Form and a “Transaction Document” means any one of them.

“Transitional Services Agreement”: means the agreement signed on the date hereof between (1) the Seller and (2) certain Target Group Companies pursuant to which certain transitional services are to be provided by the Seller to certain Target Group Companies from the Completion Date.

“UK Channel Management”: means UK Channel Management Limited, a private limited company incorporated and registered in England and Wales under company number 03322468 whose registered office is at 245 Hammersmith Road, London W6 8TP, further details of which are set out in Part A of Schedule 4.

“UK Gold” or “UK Gold Holdings”: means UK Gold Holdings Limited, a private limited company incorporated and registered in England and Wales under company number 03298738 whose registered office is at 245 Hammersmith Road, London W6 8TP, further details of which are set out in Part A of Schedule 4.

“UK Progco” means UK Programme Distribution Limited, a private limited company incorporated and registered in England and Wales under company number 03323782 whose registered office is at Media Centre, 201 Wood Lane, London W12 7TQ, further details of which are set out in Part C of Schedule 4.

“UK Progco Records”: means the books, accounts, records and returns of UK Progco.

“UK Progco Shares”: means (i) 25 issued A ordinary shares of £1.00 each (ii) 25 issued B ordinary shares of £1.00 each; and (iii) 25 issued D ordinary shares of £1.00 each, in the share capital of UK Progco.

“UKTV Agreements”: means the UKTV Shareholders’ Agreements, the UKTV Marketing Agreements, the UKTV Management Agreements and the Shareholder Financing Agreements.

“UKTV Business”: means the business of developing, scheduling and broadcasting television channels, websites and on-demand services (including via cable, digital terrestrial television and satellite) including the commissioning, acquiring and exploitation of audiovisual content in connection with those channels and services carried on by the Target Group Companies in the United Kingdom and Ireland, the Channel Islands and the Isle of Man at the date hereof.

“UKTV Dividend”: means the dividend of £12,216.223 per UKGH A Share, amounting in total to an aggregate dividend of £6,108,111.50 in respect of the UKCM A Shares as declared by UK Gold Holdings on 12 August 2011 and payable to the Seller.

“UKTV Employees”: means the employees of a Target Group Company as at the date of this Agreement.

“UKTV Management Agreements”: means (i) the management agreement in respect of UK Channel Management dated 25 April 1997 (as amended by deed of variation dated 15 July 2004 and by a substitution deed dated 6 March 2006) between the Seller (novated in favour of the Seller from Virgin Media Television Limited (previously Flextech Television Limited) on 24 May 2010), Telewest Communications Networks Limited, Virgin Media Investment Holdings Limited, VMIH Sub Limited, Telewest UK Limited, Virgin Media Dover LLC and UK Channel Management; (ii) the management agreement in respect of UK Gold Holdings dated 25 April 1997 (as amended by deed of variation dated 15 July 2004 and by a substitution deed dated 6 March 2006) between the Seller (novated in favour of the Seller from Virgin Media Television Limited (previously Flextech Television Limited) on 24 May 2010), Telewest Communications Networks Limited, Virgin Media

Investment Holdings Limited, VMIH Sub Limited, Telewest UK Limited, Virgin Media Dover LLC and UK Gold Holdings; and (iii) the management agreement in respect of UKTV New Ventures dated 15 July 2004 (as amended by a substitution deed dated 6 March 2006) between the Seller (novated in favour of the Seller from Virgin Media Television Limited (previously Flextech Television Limited) on 24 May 2010), Telewest Communications Networks Limited, Virgin Media Investment Holdings Limited, VMIH Sub Limited, Telewest UK Limited, Virgin Media Dover LLC and UKTV New Ventures, in each case as amended by an amendment agreement dated 24 May 2010.

“UKTV Marketing Agreements”: means (i) the marketing agreement in respect of UK Channel Management dated 25 April 1997 (as amended by deed of variation dated 15 July 2004 and a deed of novation and amendment dated 24 May 2010) between the Seller (novated in favour of the Seller from Virgin Media Television Limited (previously Flextech Television Limited) on 24 May 2010) and the British Broadcasting Corporation; (ii) the marketing agreement in respect of UK Gold Holdings dated 25 April 1997 (as amended by deed of variation dated 15 July 2004 and a deed of novation and amendment dated 24 May 2010) between the Seller (novated in favour of the Seller from Virgin Media Television Limited (previously Flextech Television Limited) on 24 May 2010) and the British Broadcasting Corporation; and (iii) the marketing agreement in respect of UKTV New Ventures dated 15 July 2004 (as amended by a deed of novation and amendment dated 24 May 2010) between the Seller (novated in favour of the Seller from Virgin Media Television Limited (previously Flextech Television Limited) on 24 May 2010), and the British Broadcasting Corporation.

“UKTV New Ventures”: means UKTV New Ventures Limited, a private limited company incorporated and registered in England and Wales under company number 04266373 whose registered office is at 245 Hammersmith Road, London W6 8TP, further details of which are set out in Part A of Schedule 4.

“UKTV Shareholders’ Agreements”: means (i) the shareholders’ agreement in respect of UK Channel Management Limited dated 16 March 1997 (as amended and varied before the date of this Agreement); (ii) the shareholders’ agreement in respect of UK Gold Holdings dated 16 March 1997 (as amended and varied before the date of this Agreement); (iii) the shareholders’ agreement in respect of UKTV New Ventures dated 15 July 2004 (as amended and varied before the date of this Agreement); and (iv) the shareholders’ agreement in respect of UK Progco dated 25 April 1997 (as amended and varied before the date of this Agreement) (the “UK Progco SHA”), and “UKTV Shareholders’ Agreement” means any one of them.

“US Tax Forms”: means (a) the US tax election made on Internal Revenue Services Form 8832 to be treated as a “partnership” for United States federal income tax purposes (a so called “check the box” election) in respect of UK Channel Management; (b) the US tax election made on Internal Revenue Services Form 8832 to be treated as a “partnership” for United States federal income tax purposes (a so called “check the box” election) in respect of UK Gold Holdings; (c) the US tax election made on Internal Revenue Services Form 8832 to be treated as a “partnership” for United States federal income tax purposes (a so called “check the box” election) in respect of UKTV New Ventures, and (d) the US tax election made on Internal Revenue Services Form 8832 to be treated as a “disregarded entity” for

United States federal income tax purposes (a so called “check the box” election) in respect of UKTV Interactive Limited, in each case in the Agreed Form.

“US Tax Return”: means any return, declaration, report, or information return or statement filed with any US Taxation Authority, including any schedule or amendment thereto, and including any amendment thereof.

“VAT”: means value added tax chargeable under the VATA 1994 and any similar replacement or additional tax.

“VATA 1994”: means the Value Added Tax Act 1994.

“Virgin Media Group”: means VMI and all Affiliates of VMI (other than the Target Group Companies).

“Virgin Media Guarantee” means any guarantee, security, indemnity, bond, letter of comfort or other similar obligation given or incurred by the Seller or any other member of the Virgin Media Group relating to the debts, liabilities or obligations (whether actual or contingent but excluding any debts, liabilities or obligations in relation to Tax) of any Target Group Company or UK Progco;

“VM Carriage Agreement”: means the agreement signed on the date hereof between (1) Virgin Media Limited and (2) UK Channel Management, UK Gold Services Limited and UKTV New Ventures relating to the distribution of television channels operated by the Target Group Companies from the Completion Date.

“VMI”: means Virgin Media Inc.

“Virgin Media Transaction Employee”: means a person who is employed by a member of the Virgin Media Group and who has been directly involved in the preparation, negotiation and finalisation of the Transaction as listed at Schedule 6 to this Agreement.

“Warranties”: means the warranties set out in Schedule 2.

1.2	Clause, schedule and paragraph headings are for reference purposes only and shall not affect the interpretation of this Agreement.

1.3	A reference to a Clause or a Schedule is a reference to a Clause of, or Schedule to, this Agreement. A reference to a paragraph is a reference to a paragraph of the relevant Schedule and a reference in this Agreement to a Party shall include a reference to its successors, assigns and transferees.

1.4	A “person” includes a natural person, corporate or unincorporated body, partnership or trust (whether or not having separate legal personality).

1.5	A “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with sections 1162 of the Companies Act 2006. A “subsidiary” is to be construed in accordance with section 1159 of the Companies Act 2006. An “undertaking” is to be construed in accordance with section 1161 of the Companies Act 2006.

1.6	Words in the singular include the plural and in the plural include the singular.

1.7	A reference to one gender includes a reference to the other gender.

1.8	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force at the date of this Agreement, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it; provided that, as between the Parties, no such amendment or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on any Party.

1.9	A reference to “writing” or “written” includes faxes but not e-mail.

1.10	Where the words “include(s)”, “including” or “in particular” are used in this Agreement, they are deemed to have the words “without limitation” following them.

1.11	Any obligation in Clause 6.1 of this Agreement on the Seller not to do something during the period prior to Completion includes an obligation not to agree or allow that thing to be done to the extent that the Seller is reasonably able to prevent the same.

1.12	Where the context permits, “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them.

1.13	References to times of the day are, unless the context requires otherwise, to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.14	References to “indemnifying” a Party against or with respect to any circumstance shall mean indemnifying that Party and each member of its Group and keeping such person indemnified on an after-Tax basis (after taking into account, in calculating the amount due in respect of such indemnity, the treatment for the recipient’s Tax purposes of the receipt of a payment pursuant to such indemnity, to the intent that the recipient shall not be placed in any better or worse position than it would have been in had the liability giving rise to the indemnity not arisen, from all actions, claims and proceedings from time to time made against such persons and all losses, damages, liabilities, costs, charges and expenses (including reasonable legal costs which are properly incurred) suffered or incurred by such persons as a consequence of or in connection with that circumstance and “Indemnify”, “indemnified” and “indemnification” shall be construed accordingly.

2.	AGREEMENT TO SELL AND PURCHASE

2.1	On the terms and subject to the conditions of this Agreement, on and with effect from Completion:

(a)	the Seller shall sell to the Buyer, and the Buyer shall purchase, the Target Shares and the UK Progco Shares with full title guarantee, free from Encumbrances and with all rights attached thereto at Completion, other than the right to receive the UKTV Dividend;

(b)

the Seller shall transfer or procure the transfer to the Buyer of all its (or its relevant Affiliates’) right to title and interest to, and the Buyer shall assume all of the Seller’s (or its relevant Affiliates’) obligations and duties in respect of, the Loan Stock including the right to all arrears, unpaid accruals and capitalised interest thereon; and

(c)	the Seller shall novate to the Buyer all of its right, title and interest in or under the Revolving Credit Facility and the Buyer shall assume all of the Seller’s obligations and duties under the Revolving Credit Facility.

2.2	The consideration due from the Buyer to the Seller shall be:

(a)	for the sale of the Target Ordinary Shares and the sale of the UK Progco Shares, an amount equal to the Final Share Purchase Price;

(b)	for the sale of the Target Preference Shares, the Preference Purchase Price; and

(c)	for the novation of the Revolving Credit Facility and the transfer of the Loan Stock, an amount equal to the AFRA.

2.3	Forthwith on the signing hereof the Buyer shall deliver (or procure delivery to the Seller of) the Deeds of Adherence duly executed by the Buyer, the Target Companies, UK Progco and BBC Worldwide, as applicable.

2.4	Forthwith on the signing hereof the Seller shall deliver the Shareholder Resolutions duly executed by the Seller to the Buyer.

3.	CONDITIONS

3.1	Completion of this Agreement is subject to the following conditions (such conditions together with the Extension Condition being herein referred to as the “Conditions”) being satisfied or waived:

(a)	the receipt by the Buyer and the Seller of:

(i)	the approval of the Irish Competition Authority pursuant to section 21(2)(a) of the Irish Competition Act 2002 (as amended) (the “Irish Competition Act 2002”) and the expiry of the subsequent waiting period pursuant to section 23(9)(a) of the Irish Competition Act 2002 without the Minister for Enterprise, Trade and Innovation having directed the Irish Competition Authority to carry out an investigation under section 22 of the Irish Competition Act 2002 (unless the period specified in section 21(2) of the Irish Competition Act 2002 has elapsed without the Irish Competition Authority having informed the Buyer and the Seller of the determination it has made (if any) under section 21(2)(a) or 21(2)(b) of the Irish Competition Act 2002 in which case this condition is satisfied); or

(ii)	unless the period of four months after the appropriate date (as defined in the Irish Competition Act 2002) has elapsed without the Irish Competition Authority having made a determination under section 22(3) of the Irish Competition Act 2002 in which case this condition is satisfied, the approval of the Irish Competition Authority pursuant to section 22(3)(a) or section 22(3)(c) of the Irish Competition Act 2002; and

(A)	the expiry of the subsequent waiting period pursuant to section 23(9)(b) of the Irish Competition Act 2002 without the Minister for Enterprise, Trade and Innovation having made an order under section 23(4) of the Irish Competition Act 2002; or

(B)	the issuance of an order by the Minister for Enterprise, Trade and Innovation pursuant to section 23(4)(a) or section 23(4)(b) of the Irish Competition Act 2002; or

(C)	the annulment by either House of the Irish Parliament under section 25(1) of the Irish Competition Act 2002 (as amended) of an Order made under section 23(4) of the Irish Competition Act 2002 by the Minister for Enterprise, Trade and Innovation,

(the “Irish Condition”);

(b)	the Jersey Competition Regulatory Authority (“JCRA”) issuing a decision in writing to approve the Transaction pursuant to Article 22 of the Competition (Jersey) Law 2005 (the “Jersey Competition Law” (the “Jersey Condition” and, together with the Irish Condition, the “Competition Conditions”); and

(c)	no Material Adverse Event having occurred during the period between signature of this Agreement and Completion in respect of which notice is given as provided in Clause 3.6.

3.2	Without limiting the Parties’ obligations under Clause 6.3 the Seller and the Buyer shall use all reasonable endeavours to procure that the Competition Conditions are satisfied as soon as practicable and in any event no later than:

(a)	5.00 p.m. (London time) on February 2012 (the “Long Stop Date”); or

(b)	such later time and date as may be agreed in writing by the Seller and the Buyer.

3.3	The Conditions set out in Clause 3.1 may be waived, in whole or in part, by the Buyer by written notice to the Seller delivered in accordance with Clause 19 but not otherwise, provided that such a waiver does not violate the Irish Competition Act 2002, the Jersey Competition Law and any other relevant legislation applicable at the time of the waiver.

3.4

(a)	If one or both of the Competition Conditions have not been satisfied or waived on or before 5.00pm (London time) on 21 December 2011, then:

(i)

the Buyer and the Seller each undertake to use all reasonable endeavours (in co-operation with one another) to procure that an extension is obtained (as soon as reasonable practicable) to the date on which the consents and waivers granted by BBC Worldwide, as set out in the Consent and Waiver Letter, expire and that such extension be up to and including 5.00pm (London time) on the fifteenth (15th) Business Day following the Long Stop Date (“Extension”); and

(ii)	completion of this Agreement shall be subject to the additional condition (“Extension Condition”) that the Extension is obtained on terms reasonably satisfactory to the Seller.

If the Extension Condition is required to be satisfied and is not satisfied by obtaining the Extension on or before 5.00pm (London time) on the fifteenth (15th) Business Day following the Long Stop Date this Agreement shall terminate (without prejudice to any accrued rights any Part may have against any other Party).

(b)	If one or both of the Competition Conditions have not been satisfied or waived in accordance with Clause 3.3 on or before 5:00 pm (London time) on the Long Stop Date any Party may terminate this Agreement (without prejudice to any accrued rights any Party may have against any other Party) by giving not less than five (5) Business Days’ written notice to the other Parties.

3.5	In the event that the Irish Competition Authority decides that it shall carry out a full investigation pursuant to section 22(2) of the Irish Competition Act 2002 or in the event the Irish Minister for Enterprise, Trade and Innovation directs the Irish Competition Authority to carry out such an investigation pursuant to section 23(2) of the same Act, at any time prior to Completion resulting from the identity of the Buyer or a member of the Buyer Group, the Seller may terminate this Agreement (without prejudice to any accrued rights any Party may have against any other Party) by giving not less than five (5) Business Days’ written notice to the other Parties provided that such notice is given within twenty-one (21) days of the Seller becoming aware of the relevant decision or direction.

3.6	If at any time on or before Completion there has been a Material Adverse Event, then the Buyer may elect to terminate this Agreement by notice in writing to the Seller given within seven (7) days of the Buyer becoming actually aware of the Material Adverse Event, failing which notice the Buyer shall not be entitled to terminate this Agreement and shall proceed to Completion.

4.	COMPLETION

4.1	Completion shall take place at 10.00 a.m. on the Completion Date at the offices of the Seller’s Solicitors or at any other time and/or place agreed in writing by the Seller and the Buyer.

4.2	At Completion, the Buyer shall make, or procure the making, of the payments to the Seller provided by this Clause 4.2 which, in the case of sums paid pursuant to Clause 4.2(a) and 4.2(c) shall be on account of the consideration payable by the Buyer to the Seller pursuant to this Agreement (and in the case of Clause 4.2(b) shall be in full and final satisfaction of the relevant price) and in the case of Clause 4.2(d) shall be on behalf of the Target Group Companies pursuant to the terms of and in accordance with paragraph 4 of the Dividend Letter.

(a) In respect of the Target Ordinary Shares and the UK Progco Shares pay the Initial Share Purchase Price to the Seller (namely £238,598,485.50);

(b) In respect of the Target Preference Shares pay the Preference Purchase Price (namely £20,000,000);

(c)	In respect of the AFRA, pay the Estimated Financing Amount (namely £79,871,479); and

(d)	the Buyer shall pay, or shall procure that the relevant Target Companies pay, an amount equal to the UKTV Dividend in satisfaction of the UKTV Dividend (namely £6,108,111.50);

in each case in accordance with Clause 4.4; and

(e)	deliver (or procure delivery) to the Seller the Loan Stock Transfers duly executed by the Buyer (in favour of the relevant transferor);

(f)	deliver (or procure delivery) to the Seller the RCF Deed of Novation duly executed by the Buyer; and

(g)	comply with its obligations set out in paragraph 2 of Schedule 1.

4.3	At Completion, the Seller shall:

(a)	deliver (or procure delivery) to the Buyer the transfers of the Target Shares and the UK Progco Shares duly executed by the Seller in favour of the Buyer;

(b)	deliver (or procure delivery) to the Buyer the share certificates for the Target Shares and the UK Progco Shares in the name of the Seller or an indemnity in usual common form for any lost certificates;

(c)	deliver (or procure delivery) to the Buyer the Loan Stock Transfers duly executed by the transferor in favour of the Buyer;

(d)	deliver (or procure delivery) to the Buyer of the RCF Deed of Novation duly executed by the Seller;

(e)	deliver (or procure delivery) to the Buyer of the written resignation, executed as a deed and in the Agreed Form, of the following directors and secretaries of each Target Group Company appointed by the Seller pursuant to the UKTV Shareholders’ Agreements from their offices and employment with each of the Target Group Companies (to the extent they hold such office or employment at Completion):

(i)	Anthony Grace;

(ii)	Eamonn O’Hare;

(iii)	Scott Dresser; and

(iv)	Gillian James; and

(f)	comply with its obligations set out in paragraph 1 of Schedule 1.

4.4	The Buyer shall (or shall procure) that:

(a)	In respect of payment of the amounts set out in Clauses 4.2(a) through to 4.2(d) (inclusive) (being £344,578,076 in aggregate), such amounts are paid in cash on Completion by same day CHAPS payment to the bank account set out below, or as otherwise notified by the Seller to the Buyer in writing not less than five (5) Business Days prior to the Completion Date (the “Seller Bank Account”):

[Omitted];

and the Seller shall be responsible for accounting to its relevant Affiliates for such part of the Estimated Financing Amount and any other relevant payments made hereunder as is due to them (reflecting, in the case of the Estimated Financing Amount, the part of the amount thereof representing the consideration for the transfer to the Buyer of the Loan Stock which such Affiliates (rather than the Seller) own or are interested in).

4.5

(a)	The Buyer shall not be obliged to complete this Agreement if the Seller fails to comply in any way with the provisions of Clause 4.3 and in such case Clause 4.6 shall apply.

(b)	The Seller shall not be obliged to complete this Agreement if the Buyer fails to comply in any way with the provisions of Clause 4.4.and in such case Clause 4.7 shall apply.

4.6	If the provisions of Clause 4.5(a) apply on the Completion Date (in this Clause 4, the “Initial Completion”) the Buyer may:

(a)	defer the Completion Date to such date as it may nominate being not less than seven (7) days nor more than 14 days after the Initial Completion (and the provisions of this Clause 4.6 shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	provided that the Buyer has first exercised its right to defer Completion under Clause 4.6 (a) on at least one occasion, terminate this Agreement (without prejudice to its rights hereunder).

4.7	If the provisions of Clause 4.5(b) apply on the Completion Date the Seller may:

(a)	defer the Completion Date to such date as it may nominate being not less than seven (7) days nor more than 14 days after the Initial Completion (and the provisions of this Clause 4.7 shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	provided that the Seller has first exercised its right under Clause 4.7(a) to defer Completion on at least one occasion, terminate this Agreement (without prejudice to its rights hereunder).

4.8	The Buyer and the Seller acknowledge and agree that the Seller shall comply with the instructions contained in paragraph 4 of the CTB Election Letter and, for the avoidance of doubt, the Buyer also confirms that its agreement in this Clause 4.8 shall constitute prior written approval for the filing of the US Tax Forms for the purposes of Clause 6.1.

5.	PURCHASE PRICE AND ADJUSTMENTS

5.1	The Initial Share Purchase Price paid by the Buyer to the Seller at Completion in accordance with Clause 4.4 (a) shall be subject to adjustment herein so that the Final Share Purchase Price payable by the Buyer to the Seller hereunder shall accordingly be:

(a)	Fifty per cent of the sum of:

(i)	Enterprise Value;

(ii)	plus the Actual Cash;

(iii)	plus the Intercompany Amount (if a positive number) or minus the Intercompany Amount (if a negative number);

(iv)	minus the Preference Purchase Price;

(v)	minus the AFRA;

(vi)	minus the Tax Deduction;

(vii)	plus the Completion Date Working Capital Adjustment (if a positive number) or minus the Completion Date Working Capital Adjustment (if a negative number).

in each case shall be determined in accordance with Schedule 5.

5.2	The Parties agree that following Completion the Completion Accounts shall be prepared as soon as practicable and, in any event, within the time periods prescribed by, and in accordance with, the provisions of Schedule 5. Within five (5) Business Days following the Completion Accounts becoming or being deemed final and binding in accordance with the provisions Schedule 5:

(a)	If the Final Share Purchase Price is higher than the Initial Share Purchase Price, the Buyer shall pay to the Seller an amount equal to the difference plus an amount equal to interest at the Interest Rate on such sum for the period between Completion and the date of payment; and.

(b)	If the Final Share Purchase Price is lower than the Initial Share Purchase Price, the Seller shall pay to the Buyer an amount equal to the difference plus an amount equal to interest at the Interest Rate on such sum for the period between Completion and the date of payment.

5.3	The Final Share Purchase Price shall be apportioned among the Target Ordinary Shares and the UK Progco Shares as set out in Schedule 8.

5.4	The Estimated Finance Amount paid by the Buyer to the Seller at Completion is subject to adjustment and accordingly within five (5) Business Days following the Completion Accounts becoming or being deemed final and binding in accordance with the provisions of Schedule 5 if the AFRA:

(a)	is greater than the Estimated Financing Amount, the Buyer shall pay to the Seller an amount equal to the difference plus an amount equal to interest at the Interest Rate on such sum for the period between Completion and the date of payment; and

(b)	is less than the Estimated Financing Amount, the Seller shall pay to the Buyer an amount equal to the difference plus an amount equal to interest at the Interest Rate on such sum for the period between Completion and the date of payment.

5.5

(a)	Provided that the Seller makes the payments provided for by Clause 5.5(b)(ii) (if any such payments are due) the Buyer shall and shall procure that none of the Target Group Companies shall make any claim or demand against or take any steps to obtain payment from the Seller or any member of the Virgin Media Group for or in respect of the Intercompany Amount or any receivable or payable forming part thereof or comprised or reflected therein (but, for the avoidance of doubt this shall not affect any obligations of the Seller pursuant to Clause 2 or to paragraphs 1 and/or 2 of Schedule 3 of the Transitional Services Agreement) and the Buyer shall indemnify the Seller and the other members of the Virgin Media Group and hold them harmless in respect of any such claim, demand or action.

(b)	Within five (5) Business Days following the Completion Accounts becoming or being deemed final and binding in accordance with the provisions of Schedule 5 so that the Intercompany Amount is determined:

(i)	If the Intercompany Amount is a negative number the Buyer shall pay or procure that the Target Group Companies shall pay to the Seller the amount by which such negative number is less than zero plus an amount equal to interest at the Interest Rate on such sum for the period between Completion and the date of payment; and

(ii)

If the Intercompany Amount is a positive number the Seller shall pay to the Buyer (as agent for the Target Group Companies) such amount plus an amount equal to interest at the Interest Rate on such sum for the period between Completion and the date of payment and the Buyer undertakes with the Seller (a) to account to the Target Group Companies promptly as appropriate for such amount (and such amount representing interest) and (b) if requested by the Seller, to procure, so far as the Buyer is reasonably able that the Target Group Companies release the Seller and all other members of the Virgin Media Group from all claims and demands which any of the Target Group Companies may have against the Seller in respect of the Intercompany Amount and any receivable or payable forming part thereof or comprised or reflected therein. For the avoidance of doubt nothing in this sub-clause shall relieve the Seller from its obligations pursuant to Clause 2 or to paragraphs 1 and/or 2 of Schedule 3 of the Transitional Services Agreement.

5.6	Any payment to be made pursuant to Clause 5.1 to 5.5 shall be made:

(i)	if to the Seller, by banker’s draft or telegraphic transfer to an account notified by the Seller to the Buyer not later than three (3) Business Days following the date on which the Completion Accounts are agreed or determined (and if such account is not notified to the Buyer at least two (2) Business Days before the time such payment is due to be paid, then no interest shall accrue until two (2) Business Days after the day it is so notified).

(ii)	if to the Buyer, by banker’s draft or telegraphic transfer to an account notified by the Buyer to the Seller not later than three (3) Business Days following the date on which the Completion Accounts are agreed or determined (and if such account is not notified to the Seller at least two (2) Business Days before the time such payment is due to be paid, then no interest shall accrue until two (2) Business Days after the day it is so notified).

5.7	Following the payments provided for pursuant to Clauses 5.1 to 5.5 the Seller shall be responsible for accounting to each of its relevant Affiliates (and where applicable recovering sums from each relevant Affiliate) and, in respect of any amounts due to or by such Affiliate, the Buyer shall have no liability in respect of such division of funds .

5.8	The Final Share Purchase Price shall be deemed to be adjusted to the extent possible by the amount of any payment made to or by the Buyer in respect of a Substantiated Claim, a Substantiated SPA Claim or a Tax Claim or in respect of or under any other provision of this Agreement.

5.9	Any adjustment in the Final Share Purchase Price as referred to in Clause 5.8 above, shall be allocated where possible to the Target Shares and/or the UK Progco Shares to which the breach, Substantiated Claim, Substantiated SPA Claim or Tax Claim or other payment relates.

6.	PRE-COMPLETION UNDERTAKINGS

6.1

The Seller undertakes to the Buyer that, from the date of this Agreement to Completion, it will use its good faith efforts to procure, so far as it is able in its capacity as a shareholder, that the UKTV Business is carried on in the ordinary course and in particular the Seller shall not vote, in its capacity as a shareholder, and shall so far as it is able procure that the directors of the Target Companies and UK Progco appointed by it by virtue of its holding of Target Shares in the respective Target Companies shall not vote in favour of any matter (not being a matter within the ordinary course of business of the UKTV Business) which requires a Unanimous Shareholders’ Decision or Special Majority Consent (as each of those terms is defined in the relevant UKTV Shareholders’ Agreement) under the UKTV Shareholders’ Agreements, without the prior written approval of the Buyer, which shall not be unreasonably refused or unduly delayed (and which shall be deemed to have been given by the Buyer if not specifically refused in writing by notice given to the Seller within seven (7) days of a request in writing by the Seller), provided that nothing in this Clause 6 shall:

(a)	operate to prevent, limit or restrict the Seller or any member of the Virgin Media Group:

(i)	from approving the declaration of any dividend or the making of any distribution or payment of interest or principal pursuant to any Shareholder Financing Agreement or other payment in the ordinary course of business from any of the Target Companies including any dividend declared on or after the date hereof by reference to any period ending on or before the Completion Date (including the declaration of the UKTV Dividend and/or the BBCW Dividend; or

(ii)	from receiving payment of any such principal or interest or other such payment by any Target Company or from receiving a dividend or distribution as specified in Clause 6.1(a)(i) above (including the UKTV Dividend); or

(iii)	operate to prevent, limit or restrict the making by any Target Company of any such payment as referred to in Clause 6.1(a)(i) above; and

(b)	to the extent that the provisions of this Clause 6.1 would operate to prevent, limit or restrict any decision or action which the Target Companies, UK Progco and/or any other Target Group Company wishes to take, the same may nevertheless be taken if and to the extent it is permitted or required by any provision of this Agreement, any other Transaction Document, the Consent and Waiver Letter, the SHA/Guarantee Deed of Release or the Management and Marketing Termination Agreement, or reasonably required to give effect to this Agreement, any other Transaction Document, the Consent and Waiver Letter, the SHA/Guarantee Deed of Release or the Management and Marketing Termination Agreement.

6.2	The Seller further undertakes to the Buyer that, to the extent it has not already done so, promptly following the signature of this Agreement it will send the Ofcom Notification to Ofcom.

6.3

Without prejudice to the generality of Clause 3 and to the Seller’s obligations under the Irish Competition Act 2002 and the Jersey Competition Law and the obligations of the Target Companies thereunder, the Buyer shall submit a merger notification for the merger control clearances contemplated by Clause 3 not later than fifteen (15) Business Days from the date of this Agreement and shall take the lead, subject to the obligation to cooperate with the Seller (and the Seller’s obligation to cooperate with the Buyer) in relation to such filings, in dealings with the Irish Competition Authority and/or the JCRA. The Seller and the Buyer shall co-operate with one another in respect of the preparation of such applications and in subsequent dealings with the Irish Competition Authority and/or the JCRA and the Buyer agrees to have reasonable regard to any comments which the Seller makes to the Buyer in respect of any proposed communication.

6.4	To the extent that the Seller is required to co-operate in the making and pursuit of the application to the Irish Competition Authority and/or the JCRA under Clause 6.3 it shall:

(a)	deal with all requests and enquiries from the Irish Competition Authority and/or the JCRA promptly in consultation with the Buyer and in any event in accordance with any relevant time limit;

(b)	promptly provide all information and assistance reasonably required by the Irish Competition Authority and/or the JCRA (or for the purpose of making any submission to any relevant Authority) upon being requested to do so by the relevant Authority or by the Buyer;

(c)	where reasonably practicable and lawfully permitted, provide to the Buyer copies of any proposed, submitted and received communication with the Irish Competition Authority and/or the JCRA (other than those of an administrative nature) to which the Seller is party, together with any supporting documentation or information reasonably requested by the Buyer, provided that the Seller shall not be required to disclose any Confidential Information or business secrets which have not previously been disclosed to the Buyer.

6.5	As the Buyer is responsible under Clause 6.3 for applying for any approval, consent or clearance from the Irish Competition Authority and/or the JCRA, it shall:

(a)	(without prejudice to Clause 6.3) make the applications and any associated notifications, requests or submissions validly and promptly to the Irish Competition Authority and/or the JCRA (as applicable) and shall pay all relevant filing fees;

(b)	deal with all requests and enquiries from the Irish Competition Authority and/or the JCRA (as applicable) promptly in consultation with the Seller and in any event in accordance with any relevant time limit;

(c)	promptly provide all information and assistance reasonably required by the Irish Competition Authority and/or the JCRA (or for the purpose of making any submission to any relevant Authority) upon being requested to do so by the Irish Competition Authority, the JCRA or by the Seller; and

(d)	where permitted, provide to the Seller copies of any proposed, submitted and received communication with the Irish Competition Authority and/or the JCRA (other than those of an administrative nature) to which the Buyer is party, together with any supporting documentation or information reasonably requested by the Seller, provided that the Buyer shall not be required to disclose any Confidential Information or business secrets which have not previously been disclosed to the Seller.

6.6

The Seller and the Buyer agree to keep each other fully informed as to the progress of any application made pursuant to Clause 6.3 and of all actions being taken to secure the satisfaction of the Competition Conditions and where requested by the other Party, a Party shall permit such other Party or its respective advisers to attend all meetings with the Irish Competition Authority and/or the JCRA (unless prohibited by the Irish Competition Authority or the JCRA) and where appropriate to make oral submissions at such meetings.

6.7	Without prejudice to the requirement in Clause 3.2 for the Parties to use reasonable endeavours to satisfy the Competition Conditions:

(a)	the Buyer shall give any reasonable undertakings that may be required by the Irish Competition Authority in order to avoid an investigation under section 22 of the Irish Competition Act 2002 or otherwise in order to procure or facilitate the satisfaction of the Irish Condition provided any such undertakings would not cause a material reduction in the value of the Target Shares to be acquired by the Buyer pursuant to this Agreement and/or have a material adverse effect on any business carried on by the Buyer Group as carried on at the date hereof;

(b)	the Buyer shall give any reasonable undertakings as may be required by the JCRA in order to avoid a full investigation by the JCRA pursuant to Competition (Jersey) Law 2005 Guidelines No. 6 Mergers and Acquisitions or otherwise in order to facilitate the satisfaction of the Jersey Condition provided any such undertakings would not cause a material reduction in the value of the Target Shares to be acquired by the Buyer pursuant to this Agreement and/or have a material adverse effect on any business carried on by the Buyer Group as carried on at the date hereof; and

(c)	prior to finalising the text of any undertaking to be given to the Irish Competition Authority and/or the JCRA the Buyer shall notify the Seller of such text to the extent it is permitted to do so by the Irish Competition Authority and/or the JCRA as the case may be.

6.8	To the extent any Target Group Company enjoys any insurance protection pursuant to any insurance policies taken out by or in the name of any member of the Virgin Media Group (“Target Policies”) such protection shall be maintained in full force and effect until (but (save as provided by the terms of Clauses 6.9, 6.10 and 6.11 below) not beyond) Completion unless and to the extent a member of the Virgin Media Group decides that the amount, scope or coverage provided by any Target Policy shall be increased for all companies enjoying protection pursuant thereto in which case the insurance protection maintained for the relevant Target Group Company shall be varied accordingly for the period until (but not beyond) Completion.

6.9	The Buyer acknowledges that it will be the responsibility of the Buyer and the other shareholders of the Target Group Companies to arrange appropriate insurance cover for the Target Group Companies in respect of liabilities occurring on or after the date of Completion and that after Completion the Target Group Companies shall cease to be insured by the Target Policies, provided that no termination of coverage of the Target Group Companies under any “occurrence based” Target Policy in force immediately prior to Completion shall be affected so as to prevent the Target Group Companies or any member of the Buyer Group from recovering under such policies for loss already insured thereunder from events occurring prior to the Completion Date. Any claim shall be subject to the policy limits and scope of the cover under the Target Group Policies for any relevant year and subject to any deductible applicable thereunder for any year, the cost of which shall be borne by the relevant Target Group Companies and not by the Seller.

6.10	The Seller shall procure and arrange through Willis Limited, or otherwise, at its own cost, that the Target Policies shall, from and after Completion, provide the following cover for the Target Group Companies in respect of Directors’ & Officers’ Liability for acts of (i) those directors of the Target Group Companies who were appointed by a member of the Virgin Media Group pursuant to the provisions of the UKTV Shareholders’ Agreements (or the provisions of the Articles of Association of the Target Group Companies) and (ii) directors and officers of Target Group Companies who are also employees of one or more of those companies, excluding, however, those directors of the Target Group Companies who were appointed by BBC Worldwide. The acts so covered shall be acts occurring prior to Completion and where a claim under the Target Policy in respect of the act in question is notified to the relevant insurers within the period of 24 months following Completion. Such cover shall have an aggregate limit of $25 million (with retentions to be borne by the Target Group Companies) and shall cover the same risks as was provided for the persons specified in (i) above immediately prior to the date hereof, subject always to such cover continuing to be available on normal commercial terms.

6.11	Any claim made under the Target Policies (a “Target Company Claim”) shall be made and pursued exclusively by the Seller or by another member of the Virgin Media Group, and the Seller agrees to take such action as the Buyer may reasonably request in order to make, pursue or manage any Target Company Claim.

6.12	The Buyer undertakes to procure that the Target Group Companies shall reimburse the Seller forthwith on demand for any third party costs or expenses reasonably incurred by the Seller in taking action as requested in Clause 6.11 or otherwise in association with the making, pursuing, managing or settling of any Target Company Claim.

7.	GUARANTEE AND INDEMNITY

7.1	In consideration of the Seller entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees as a primary obligation to the Seller and each member of the Virgin Media Group and their respective successors, transferees and assigns (each a “Guaranteed Person”) the full, prompt and complete performance and observance by the Buyer of all the Buyer’s payment and other obligations as and when they fall due for payment or performance (as applicable) under this Agreement and the full and prompt performance and observance of the Buyer’s obligations under the RCF Deed of Novation and the Loan Stock Transfers arising now or in the future (the “Guaranteed Obligations”).

7.2	If the Buyer defaults in the payment when due of any amount it is obliged to pay to a Guaranteed Person under this Agreement or any of the RCF Deed of Novation and the Loan Stock Transfers, the Guarantor shall immediately on demand by the relevant Guaranteed Person, unconditionally pay that amount to the Guaranteed Person in the manner prescribed in this Agreement as if the Guarantor were the Buyer.

7.3

As an independent and primary obligation, without prejudice to Clauses 7.1 and/or 7.2, the Guarantor unconditionally and irrevocably agrees to indemnify (on an after Tax basis) and keep indemnified each Guaranteed Person from and against all and any losses, damages, costs and expenses suffered or incurred by a Guaranteed Person arising from failure of the Buyer to comply with any of the Guaranteed

Obligations or through any of the Guaranteed Obligations becoming unenforceable, invalid or illegal (on any grounds, whether known to a Guaranteed Person or not).

7.4	The guarantee and indemnity contained in this Clause 7 are continuing and shall extend to the ultimate balance of sums or the obligations comprised in the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part, and they shall not be affected by any act, omission, matter or thing which, but for this Clause 7.4, would reduce, release or prejudice any of the Guaranteed Obligations under this Clause 7 (without limitation and whether or not known to the Guarantor, the Seller or a Guaranteed Person).

7.5	If any payment by the Buyer or any discharge given by a Guaranteed Person pursuant to this Agreement or any of the RCF Deed of Novation or the Loan Stock Transfers is avoided or reduced as a result of insolvency or any similar event, the liability of the Buyer and Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the relevant Guaranteed Person shall be entitled to recover the value or amount of that security or payment. The Guarantor waives any right it may have of first requiring a Guaranteed Person (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 6.7.5.

7.6	Until all amounts which may be or become payable by the Buyer under or in connection with this Agreement or otherwise comprised in the Guaranteed Obligations have been irrevocably paid in full:

(a)	a Guaranteed Person (or any trustee or agent on their behalf) may hold in an interest-bearing suspense account any monies received from the Guarantor pursuant to this Agreement or on account of any Guarantor’s liability under this Clause 7 and may, as it sees fit, apply or not apply any other monies, securities or rights in respect of those overdue amounts but not otherwise;

(b)	the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under this Clause 7.

7.7	The obligations of the Guarantor under this Clause shall be in addition to and independent of all other Security which a Guaranteed Person may at any time hold in respect of any of the obligations of the Buyer or any Guaranteed Person with respect to the Guaranteed Obligations.

7.8	The liability of the Guarantor with respect to the Guaranteed Obligations shall not be discharged, diminished or in any way affected as a result of:

(a)	any time or indulgence or waiver given to, or composition made with, the Buyer or any other person;

(b)	any amendment, variation or modification to, or assignment, novation or replacement of this Agreement or any of the RCF Deed of Novation or the Loan Stock Transfers;

(c)	the taking, variation, compromise, renewal or release or refusal or neglect to perfect or enforce any right, remedies or securities against the Buyer or any other person;

(d)	any other guarantee, indemnity, charge or other security or right or remedy held by or available to the Seller or any Guaranteed Person being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Seller or any Guaranteed Person from time to time dealing with, exchanging, varying, realising, releasing or failing to perfect or enforce any of the same;

(e)	the Guarantor or the Buyer becoming insolvent, going into receivership or liquidation or having an administrator appointed;

(f)	any change in the constitution of the Seller or any Guaranteed Person (or their respective successors or assigns) or as a result of the amalgamation or consolidation by the Guarantor with any other company or entity; or

(g)	any other act, omission, circumstance, matter or thing which but for this provision might operate to release or otherwise exonerate the Guarantor from its obligations with respect to the Guaranteed Obligations whether in whole or in part.

7.9	The Guaranteed Obligations shall continue in full force and effect notwithstanding:

(a)	the fact that any purported obligation of the Buyer or any other person to the Seller or any Guaranteed Person (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to the Seller or any Guaranteed Person or the Guarantor;

(b)	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of, the Guarantor or the Buyer or any other matter whatsoever; or

(c)	any assignment by the Buyer of any of its rights under this Agreement pursuant to Clause 15.3 or under any of the RCF Deed of Novation or the Loan Stock Transfers.

7.10	Subject to Clause 7.11 below, until all the Guaranteed Obligations have been irrevocably paid and discharged in full the Guarantor will not:

(a)	be subrogated to or otherwise entitled to share in, any security or monies held, received or receivable by the Seller or be entitled to any right of contribution in respect of any payment made by the Guarantor hereunder;

(b)	exercise or enforce any of its rights of subrogation and indemnity against the Buyer or any co-surety;

(c)	following a claim being made on the Guarantor hereunder, demand or accept repayment of any monies due from the Buyer to the Guarantor or claim any set-off or counterclaim against the Buyer; or

(d)	claim or prove in a liquidation or other insolvency proceeding of the Buyer or any co-surety in competition with the Seller or any Guaranteed Person.

7.11	Following the making of a demand on the Guarantor by the Seller or any Guaranteed Person in respect of the Guaranteed Obligations, the Guarantor will (at its own cost) promptly take such of the steps or action as are referred to in Clause 7.10 above as the Seller or relevant Guaranteed Person may from time to time stipulate.

7.12	The Guarantor shall only be liable for a claim made under the Guarantee in this Clause 7 by the Seller in respect of the liability of the Buyer under this Agreement if the Seller has given the Guarantor written notice of such a claim prior to the expiration of six (6) years after the Completion Date.

8.	SELLER GUARANTEE AND INDEMNITY

8.1	In consideration of the Buyer entering into this Agreement, the Seller Guarantor unconditionally and irrevocably guarantees as a primary obligation to the Buyer and each member of the Buyer’s Group and their respective successors, transferees and assigns (each a “Seller Guaranteed Person”) the full, prompt and complete performance and observance by the Seller of all the Seller’s payment and other obligations as and when they fall due for payment or performance (as applicable) under this Agreement and the full and prompt performance and observance of the relevant member of the Virgin Media Group in respect of obligations as transferee under the RCF Deed of Novation and the Loan Stock Transfers (the “Seller Guaranteed Obligations”).

8.2	If the Seller defaults in the payment when due of any amount it is obliged to pay to a Seller Guaranteed Person under this Agreement or any of the RCF Deed of Novation and the Loan Stock Transfers, the Seller Guarantor shall immediately on demand by the relevant Seller Guaranteed Person, unconditionally pay that amount to the Seller Guaranteed Person in the manner prescribed in this Agreement as if the Seller Guarantor were the Seller.

8.3	As an independent and primary obligation, without prejudice to Clauses 8.1 and/or 8.2, the Seller Guarantor unconditionally and irrevocably agrees to indemnify (on an after Tax basis) and keep indemnified each Seller Guaranteed Person from and against all and any losses, damages, costs and expenses suffered or incurred by a Seller Guaranteed Person arising from failure of the Seller to comply with any of the Seller Guaranteed Obligations or through any of the Seller Guaranteed Obligations becoming unenforceable, invalid or illegal (on any grounds, whether known to a Seller Guaranteed Person or not).

8.4	The guarantee and indemnity contained in this Clause 8 are continuing and shall extend to the ultimate balance of sums or the obligations comprised in the Seller Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part, and they shall not be affected by any act, omission, matter or thing which, but for this Clause 8, would reduce, release or prejudice any of the Seller Guaranteed Obligations under this Clause 8 (without limitation and whether or not known to the Seller Guarantor, the Buyer or a Seller Guaranteed Person).

8.5

If any payment by the Seller or any discharge given by a Seller Guaranteed Person pursuant to this Agreement or any of the RCF Deed of Novation or the Loan Stock Transfers is avoided or reduced as a result of insolvency or any similar event, the liability of the Buyer and Seller Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the relevant Seller Guaranteed Person shall be entitled to recover the value or amount of that security or payment. The Guarantor waives any right it may have of first requiring a Seller Guaranteed Person (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Seller Guarantor under this Clause 8.5.

8.6	Until all amounts which may be or become payable by the Seller under or in connection with this Agreement or otherwise comprised in the Seller Guaranteed Obligations have been irrevocably paid in full:

(a)	a Seller Guaranteed Person (or any trustee or agent on their behalf) may hold in an interest-bearing suspense account any monies received from the Seller Guarantor pursuant to this Agreement or on account of any Seller Guarantor’s liability under this Clause 8 and may, as it sees fit, apply or not apply any other monies, securities or rights in respect of those overdue amounts but not otherwise;

(b)	the Seller Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under this Clause 8.

8.7	The obligations of the Seller Guarantor under this Clause 8 shall be in addition to and independent of all other Security which a Seller Guaranteed Person may at any time hold in respect of any of the obligations of the Seller or any Seller Guaranteed Person with respect to the Seller Guaranteed Obligations.

8.8	The liability of the Seller Guarantor with respect to the Seller Guaranteed Obligations shall not be discharged, diminished or in any way affected as a result of:

(a)	any time or indulgence or waiver given to, or composition made with, the Seller or any other person;

(b)	any amendment, variation or modification to, or assignment, novation or replacement of this Agreement or any of the RCF Deed of Novation or the Loan Stock Transfers;

(c)	the taking, variation, compromise, renewal or release or refusal or neglect to perfect or enforce any right, remedies or securities against the Seller or any other person;

(d)	any other guarantee, indemnity, charge or other security or right or remedy held by or available to the Seller or any Seller Guaranteed Person being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Buyer or any Seller Guaranteed Person from time to time dealing with, exchanging, varying, realising, releasing or failing to perfect or enforce any of the same;

(e)	the Seller Guarantor or the Seller becoming insolvent, going into receivership or liquidation or having an administrator appointed;

(f)	any change in the constitution of the Buyer or any Seller Guaranteed Person (or their respective successors or assigns) or as a result of the amalgamation or consolidation by the Seller Guarantor with any other company or entity; or

(g)	any other act, omission, circumstance, matter or thing which but for this provision might operate to release or otherwise exonerate the Seller Guarantor from its obligations with respect to the Seller Guaranteed Obligations whether in whole or in part.

8.9	The Seller Guaranteed Obligations shall continue in full force and effect notwithstanding:

(a)	the fact that any purported obligation of the Seller or any other person to the Buyer or any Seller Guaranteed Person (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to the Buyer or any Seller Guaranteed Person or the Seller Guarantor;

(b)	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of, the Seller Guarantor or the Seller or any other matter whatsoever; or

(c)	any assignment by the Seller of any of its rights under this Agreement pursuant to Clause 15.4 or under any of the RCF Deed of Novation or the Loan Stock Transfers.

8.10	Subject to Clause 8.11 below, until all the Seller Guaranteed Obligations have been irrevocably paid and discharged in full the Seller Guarantor will not:

(a)	be subrogated to or otherwise entitled to share in, any security or monies held, received or receivable by the Buyer or be entitled to any right of contribution in respect of any payment made by the Seller Guarantor hereunder;

(b)	exercise or enforce any of its rights of subrogation and indemnity against the Seller or any co-surety;

(c)	following a claim being made on the Seller Guarantor hereunder, demand or accept repayment of any monies due from the Buyer to the Seller Guarantor or claim any set-off or counterclaim against the Seller; or

(d)	claim or prove in a liquidation or other insolvency proceeding of the Seller or any co-surety in competition with the Buyer or any Seller Guaranteed Person.

8.11	Following the making of a demand on the Seller Guarantor by the Buyer or any Seller Guaranteed Person in respect of the Seller Guaranteed Obligations, the Seller Guarantor will (at its own cost) promptly take such of the steps or action as are referred to in Clause 8.10 above as the Buyer or relevant Seller Guaranteed Person may from time to time stipulate.

8.12	The Seller Guarantor shall only be liable for a claim made under the Seller Guarantee in this Clause 8 by the Buyer in respect of the liability of the Seller under this Agreement if the Buyer has given the Seller Guarantor written notice of such a claim prior to the expiration of six (6) years after the Completion Date.

9.	POST-COMPLETION UNDERTAKINGS

9.1	The Buyer and Seller shall co-operate and use their reasonable endeavours to obtain the release and discharge of the Seller and each other member of the Virgin Media Group from each Virgin Media Guarantee which has been Disclosed (with effect from Completion and on terms reasonably satisfactory to the Seller).

9.2	If, following Completion, it is discovered that a Virgin Media Guarantee has been or given or incurred by the Seller or any other member of the Virgin Media Group, that is not Disclosed:

(a)	each of the Buyer and the Seller shall co-operate and use its reasonable endeavours to obtain the release and discharge (with effect from Completion and on terms reasonably satisfactory to the Seller) of the Seller and each other member of the Virgin Media Group from any such Virgin Medial Guarantee;

(b)	the Buyer shall use all reasonable endeavours in its capacity as a shareholder of the Target Group Companies to ensure that to the extent it is reasonably able to do so each Target Group Company and UK Progco satisfies any debts, liabilities or obligations underlying any such Virgin Media Guarantee.

9.3	The Buyer shall indemnify the Seller and each member of the Virgin Media Group against, and pay to them on demand an amount equal to any cost, claim, demand, expense, loss, liability or obligation which the Seller or any member of the Virgin Media Group may incur or suffer (including all costs and expenses (including reasonable legal fees) and together with any applicable VAT) after Completion pursuant to or in connection with any Virgin Media Guarantee arising as a result of the failure of a Target Group Company or UK Progco (as applicable) to promptly perform, discharge or satisfy a debt, liability or obligation which is the subject of a Virgin Media Guarantee.

9.4	The Buyer undertakes to the Seller that, as soon as reasonably practicable following Completion and in any event within 28 days following the Completion Date, it will notify Ofcom of the change of control of each of UK Channel Management, UK Gold Services Limited and UKTV New Ventures arising as a consequence of completion of the Transaction.

9.5	The Seller hereby declares that from the Completion Date until the earlier of (i) the date that the Buyer or its nominee becomes the registered holder of any of the Target Shares or the UK Progco Shares and (ii) thirty (30) days after the Completion Date (the “Registration Period”), it will:

(a)	hold such Target Shares and/or UK Progco Shares and any dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them on or after Completion and all rights arising out of or in connection with them in trust for the Buyer; and

(b)	deal with and dispose of the Target Shares and/or UK Progco Shares and all such dividends, distributions and rights as are described in Clause 9.6 only as the Buyer may lawfully direct.

9.6	The Seller hereby irrevocably and unconditionally appoints the Buyer and any director of the Buyer for the time being acting severally as its lawful attorney (and to the complete exclusion of any rights that it may have in such regard) for the Registration Period only for the purpose of exercising any and all voting and other rights and receiving any and all benefits and entitlements which may now or at any time after Completion and during the Registration Period attach to or arise in respect of any of the Target Shares and/or UK Progco Shares and receiving notices of and attending and voting at all meetings of the members of each Target Company and UK Progco (or any class thereof) and generally executing or approving such deeds or documents and doing any such acts or things in relation to any of the Target Shares and/or UK Progco Shares as the attorney may think fit, in each case from Completion to the end of the Registration Period. For such purpose, the Seller hereby authorises and instructs each Target Company and UK Progco to send all notices in respect of the Target Shares and/or UK Progco Shares to the Buyer during such period.

9.7	The Buyer undertakes to the Seller that it shall not permit the termination of the Tax Loss Surrender Agreements by any of the Target Companies in respect of the surrender of tax losses for any financial year (or part thereof) commencing on or before 1 January 2011 by the Seller or any of the Seller’s Affiliates and shall use its good faith efforts to procure, so far as it is able in its capacity as shareholder, the same will remain in full force and effect and duly performed by the Target Companies in accordance with their terms, including payment by the Target Companies of any amounts due under the Tax Loss Surrender Agreements, whether those payments are due before, on or after Completion (in every case, to the extent permitted by law).

9.8	The Buyer undertakes to the Seller to procure, as soon as practicable and in any event on a date no later than fifteen (15) Business Days from the Completion Date, that Flextech Satellite Investments Limited shall change its name to a name that does not incorporate “Flextech” or anything confusingly similar thereto.

10.	SOLICITATION OF STAFF ETC

10.1	The Buyer undertakes to the Seller and each other member of the Virgin Media Group that it will not, and it shall procure that no member of the Buyer Group will, directly or indirectly, at any time during the period of twelve (12) months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from any member of the Virgin Media Group any Virgin Media Transaction Employee, whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this Clause 10.1 shall not apply to any recruitment of any person through a recruitment agency (other than where such agency is deliberately targeting employees covered by the provisions of this Clause 10.1) or in response to a newspaper, web page or similar advertisement not specifically targeted at employees of the Virgin Media Group.

10.2

The Seller undertakes to and covenants with the Buyer that (except with the consent in writing of the Buyer) it will not and shall procure that none of its Affiliates shall for a period of three (3) years after Completion use or procure the use of any name or names identical to or including the words “Gold”, “Dave”, “Watch”, “Alibi”, “Home”, “Good Food”, “Really”, “Eden”, “Blighty”, “Yesterday”, “UKTV”, “Food Network”, or any colourable imitation thereof in connection with any activity whatsoever save as required in order to enable it or its Affiliates to meet their obligations and exercise their rights pursuant to the VM Carriage Agreement or the Transitional Services Agreement and excluding any uses of any word included in any such name where such use is either (i) purely descriptive or generic (e.g. “watch”, “food”, “good” or “really”); or (ii) the name or part thereof of any channel or service provided by a third party and distributed by the Seller or its Affiliates via its networks (e.g. “Bird Watch”, “Good Health” etc).

10.3	The Seller undertakes to and covenants with the Buyer that (except with the consent in writing of the Buyer) it will not and shall procure that none of its Affiliates shall for a period of two (2) years after Completion (except as required by law or permitted by contract, and as provided by Clause 13.3) disclose or divulge to any person (other than to officers or employees of the Buyer whose province it is to know the same) or use (other than for the benefit of the Buyer) any Target Group Company Confidential Information which may be within or have come to its knowledge and it shall use all reasonable endeavours to prevent such publication, disclosure or misuse of any Target Group Company Confidential Information, provided that the Seller shall not be required to keep confidential or to restrict its use of any Confidential Information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of being disclosed in breach of this Agreement; or

(b)	the Parties agree in writing is not confidential; or

(c)	has been lawfully disclosed to the Seller or a member of Virgin Media Group by a Third Party and that the Seller or a member of Virgin Media Group has acquired free from any obligation of confidence to any other person.

10.4	The Seller undertakes to and covenants with the Buyer that it will not and shall procure that none of its Affiliates shall, after the date of this agreement, either on its own behalf or jointly with or as an officer, manager, employee, adviser, consultant or agent for any other person, directly or indirectly, approach, canvass, solicit, engage or employ or otherwise endeavour to entice away (i) for a period of 24 months any of Darren Childs, Keith Porritt and Julia Jordan; and (ii) for a period of 12 months any person who at any time during the period of six months preceding the Completion Date shall be or shall have been an employee, officer or manager of any Target Company or a UKTV Employee (excluding any person seconded to the UKTV Business by the Virgin Media Group); save that this Clause 10.4 shall not apply to:

(a)	any UKTV Employee earning less than £50,000 per annum in gross basic salary; or

(b)	to any recruitment of any person in response to a newspaper, web page or similar advertisement not specifically targeted at employees of the Target Group Companies.

10.5	Each of the covenants in this Clause 10 is:

(a)	a separate undertaking by the person giving it and shall be enforceable by the beneficiaries of the covenant separately and independently of its right to enforce any one of more of the covenants in this Clause 10; and

(b)	considered fair and reasonable by the Parties, but if any restriction or provision is found to be unenforceable but would be valid if any part of it were deleted, or the period or area of application reduced, the restriction or provision shall apply with such modification as may be necessary to make it valid and effective.

11.	WARRANTIES

11.1	The Seller warrants to the Buyer that on the date of this Agreement:

(a)	each of the Warranties set forth in paragraphs 1.1, 1.3 to 1.5 (inclusive), 2.1(a), 2.2, 3.1, 4.1 to 4.3 (inclusive), 6.1 to 6.3 (inclusive), 6.5 and 9.2 of Schedule 2 (the “ Core Warranties”) is true and accurate except as qualified in such Warranty or as Disclosed; and

(b)	each of the other Warranties (excluding the Core Warranties) (the “Knowledge Warranties”) is, to the Seller’s knowledge, true and accurate except as Disclosed.

11.2	The Knowledge Warranties are given by the Seller on the basis and on the condition that they are limited by reference to the knowledge and awareness of the Seller but (except in the case of the Warranties set forth in paragraphs 6.8 and 7.3) on the basis that the Seller has made due enquiry of Scott Dresser, Howard Kalika, Caroline Withers, Stephen Badger, Daphne Yao, Darren Childs, Jan Gooze-Zijl, Keith Porritt and Julia Jordan as to the matter the subject of the Knowledge Warranty and the Warranties shall for all purposes be interpreted and apply accordingly.

11.3	The Buyer represents and warrants to the Seller that on the date of this Agreement and as at the Completion Date each and every one of the following statements is and will at Completion be true, accurate and not misleading (the “Buyer’s Warranties”):

(a)	the Buyer is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation;

(b)	the Buyer has full corporate power and authority to enter into this Agreement and to perform fully the obligations to be performed by it thereunder and has obtained all corporate authorisations required therefor, and this Agreement is valid and binding upon the Buyer and enforceable in accordance with its terms;

(c)	the execution and delivery of this Agreement by the Buyer will not, and the consummation of the transactions contemplated by this Agreement and the compliance by the Buyer with the provisions of this Agreement will not, result in a breach of or constitute a default under (i) any provision of the articles of association or other constitutional documents of the Buyer; or (ii) any laws, decree, order, rule of any court or government or agency thereof which is binding on the Buyer;

(d)	other than as referred to in this Agreement, no consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Buyer in connection with the execution of this Agreement or the consummation of the transactions as contemplated herein;

(e)	the Buyer has and will have in place all financing or funds necessary to enable it to enter into this Agreement and to perform the obligations to be performed by it hereunder;

(f)	the Buyer is not a party to proceedings in relation to any compromise or arrangement with its creditors nor is it the subject of any winding up, bankruptcy or insolvency proceedings and no events have occurred which would justify such proceedings; and

(g)	the Buyer is not a Disqualified Participant (as such term is defined in the UKTV Shareholders’ Agreements).

11.4	The Guarantor represents and warrants to the Seller that on the date of this Agreement and as at the Completion Date each and every one of the following statements is and will at Completion be true, accurate and not misleading:

(a)	the Guarantor is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation;

(b)	the Guarantor has full corporate power and authority to enter into this Agreement and to perform fully the obligations to be performed by it thereunder and has obtained all corporate authorisations required therefor, and this Agreement is valid and binding upon the Guarantor and enforceable in accordance with its terms;

(c)	the execution and delivery of this Agreement by the Guarantor will not, and the consummation of the transactions contemplated by this Agreement and the compliance by the Guarantor with the provisions of this Agreement will not, result in a breach of or constitute a default under (i) any provision of the articles of association or other constitutional documents of the Guarantor or (ii) any laws, decree, order, rule of any court or government or agency thereof which is binding on the Guarantor;

(d)	other than as referred to in this Agreement, no consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Guarantor in connection with the execution of this Agreement or the consummation of the transactions as contemplated herein; and

(e)	the Guarantor is not a party to proceedings in relation to any compromise or arrangement with its creditors nor is it the subject of any winding up, bankruptcy or insolvency proceedings and no events have occurred which would justify such proceedings.

11.5	The Seller represents and warrants to the Buyer that on the date of this Agreement and as at the Completion Date each and every one of the following statements is and will at Completion be true, accurate and not misleading:

(a)	it is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation;

(b)	it has full corporate power and authority to enter into this Agreement and to perform fully the obligations to be performed by it thereunder and has obtained all corporate authorisations required therefor, and this Agreement is valid and binding upon the Seller and enforceable in accordance with its terms;

(c)	the execution and delivery of this Agreement by it will not, and the consummation of the transactions contemplated by this Agreement and the compliance by it with the provisions of this Agreement will not, result in a breach of or constitute a default under (i) any provision of the articles of association or other constitutional documents of it; or (ii) any laws, decree, order, rule of any court or government or agency thereof which is binding on it;

(d)	other than as referred to in this Agreement, no consent or approval by, notice to or registration with any governmental or other authority is required on its part in connection with the execution of this Agreement or the consummation of the transactions as contemplated herein; and

(e)	it is not a party to proceedings in relation to any compromise or arrangement with its creditors nor is it the subject of any winding up, bankruptcy or insolvency proceedings and no events have occurred which would justify such proceedings: and

(f)	neither the Seller nor any person acting on its behalf has incurred any liability for any finders’, brokers’ or similar fees or commissions in connection with the transactions contemplated by this Agreement for which Buyer shall be responsible.

11.6	The Seller Guarantor represents and warrants to the Buyer that on the date of this Agreement and as at the Completion Date each and every one of the following statements is and will at Completion be true, accurate and not misleading:

(a)	it is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation;

(b)	it has full corporate power and authority to enter into this Agreement and to perform fully the obligations to be performed by it thereunder and has obtained all corporate authorisations required therefor, and this Agreement is valid and binding upon the Seller and enforceable in accordance with its terms;

(c)	the execution and delivery of this Agreement by it will not, and the consummation of the transactions contemplated by this Agreement and the compliance by it with the provisions of this Agreement will not, result in a breach of or constitute a default under (i) any provision of the articles of association or other constitutional documents of it; or (ii) any laws, decree, order, rule of any court or government or agency thereof which is binding on it;

(d)	other than as referred to in this Agreement, no consent or approval by, notice to or registration with any governmental or other authority is required on its part in connection with the execution of this Agreement or the consummation of the transactions as contemplated herein; and

(e)	it is not a party to proceedings in relation to any compromise or arrangement with its creditors nor is it the subject of any winding up, bankruptcy or insolvency proceedings and no events have occurred which would justify such proceedings.

12.	LIMITATIONS ON CLAIMS

12.1	This Clause 12 limits the Liability of the Seller in relation to any Claim or, where stated an SPA Claim, save in the case of fraud or wilful non-disclosure in which such circumstances the limitations in Clauses 12.3 to 12.8 (inclusive) shall not apply to limit the Seller’s liability in any way.

12.2	The liability of the Seller for all Substantiated Claims (and Tax Covenant Claims) when taken together shall not exceed £30,000,000.

12.3	The Seller’s liability for all SPA Claims when taken together with all amounts paid in respect of all other Substantiated SPA Claims, Substantiated Claims and Tax Covenant Claims shall not exceed 100 per cent. of the aggregate of the Final Share Purchase Price, the Preference Share Price and the AFRA paid by the Buyer to the Seller as the same may have been adjusted pursuant to the provisions of this Agreement at the time at which the relevant Substantiated Claim, Tax Covenant Claim or Substantiated SPA Claim falls to be paid.

12.4	For the purpose of the limits in Clause 12.2 and Clause 12.3, the Liability of the Seller shall and shall be deemed to include the amount of all costs, expenses and other Liabilities (together with any irrecoverable VAT thereon) payable by the Seller to the Buyer in connection with satisfaction, settlement or determination of any such Claim, Tax Covenant Claim or SPA Claim.

12.5	The Seller shall not be liable for an SPA Claim unless it is a Substantiated SPA Claim.

12.6	The Seller shall not be liable for a Claim unless it is a Substantiated Claim and:

(a)	the amount of the Claim, or of a series of connected Claims of which that Claim is one exceeds £100,000 and Claims are connected Claims if they arise out of the occurrence of the same event or relate to the same subject matter; and

(b)	the amount of all Claims that are not excluded under Clause 12.6(a) when taken together exceeds £2,000,000, in which event the whole amount and not just the excess over £2,000,000 shall be recoverable.

For the purposes of calculating Claims counting towards the amounts stated in this Clause 12.6:

(i)	there shall be excluded from any Claim the amount of any costs, expenses and other liabilities (together with any irrevocable VAT thereon) incurred or to be incurred by any member of the Buyer Group in connection with the making of any such Claim; and

(ii)	to the extent that loss arising from any other Substantiated Claim in respect of the same fact, matter, event or circumstance also gives rise to the same loss as that being claimed pursuant to the Claim in question it shall be excluded.

12.7	The Seller shall not be liable for a Tax Covenant Claim unless the amount of the Tax Covenant Claim, or of a series of connected Tax Covenant Claims of which that Tax Covenant Claim is one, exceeds £100,000. For the purposes of calculating Tax Covenant Claims counting towards the amounts stated in this Clause 12.7:

(a)	there shall be excluded from any Tax Covenant Claim the amount of any costs, interest, expenses and other liabilities (together with any irrevocable VAT thereon) incurred or to be incurred by any member of the Buyer Group in connection with the making of any such Tax Covenant Claim; and

(b)	there shall be excluded the amount of the loss arising from any other Claim or Tax Covenant Claim in respect of the same fact, matter, event or circumstance.

12.8	The Seller shall not be liable for any Claim to the extent that the Claim or the subject matter thereof:

(a)	is Disclosed; or

(b)	relates to any matter provided for or reflected in, or which is disclosed in the notes to, the Target Company Accounts, the Management Accounts or the Completion Accounts.

12.9	The Seller shall not be liable for a Claim unless the Buyer has given the Seller written notice of the Claim, specifying (in reasonable detail) the nature of the Claim and the amount claimed within the period of 18 months (or, in respect of Claims in respect of the Tax Warranties five (5) years (or seven (7) years in a case where carelessness, deliberate behaviour, negligence, fraud or similar is alleged by a Tax Authority)) beginning with the Completion Date, and the liability of the Seller for the Claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of such Claim has been agreed by the Seller) if legal proceedings have not been instituted in respect of such Claim, by the due service of process on the Seller within six (6) months of such written notice.

12.10	The Seller shall not be liable for an SPA Claim unless the Buyer has given the Seller written notice of the SPA Claim, specifying (in reasonable detail) the nature of the SPA Claim and the amount claimed within the period of 6 years beginning with the Completion Date, and the liability of the Seller for the SPA Claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of such SPA Claim has been agreed by the Seller) if legal proceedings have not been instituted in respect of such SPA Claim, by the due service of process on the Seller within six (6) months of such written notice.

12.11

It is acknowledged and agreed that in any assessment of liability or quantum arising from any Claim or SPA Claim any liability of the Seller shall in circumstances where the loss is suffered by UK Progco or a Target Group Company and not the Buyer directly be limited by the fact that the Target Ordinary Shares constitute fifty percent

(50%) of the issued ordinary shares and issued deferred ordinary shares (respectively, as the case may be) of each of the Target Group Companies and that the UK Progco Shares constitute 7.3% of the issued ordinary shares of UK Progco.

12.12	The provisions of Schedule 3 shall also apply in respect of all Claims and (to the extent set out therein) SPA Claims.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	The Buyer and the Guarantor undertake to the Seller and each member of the Virgin Media Group (except as required by law or permitted by contract) to keep confidential the terms, existence and contents of this Agreement and all information that the Buyer and/or the Guarantor and any member of the Buyer Group have acquired about the Virgin Media Group, and to use such information only for the purposes permitted by this Agreement, provided that the Buyer and the Guarantor shall not be required to keep confidential or to restrict their use of any information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of being disclosed in breach of this Agreement; or

(b)	the Parties agree in writing is not confidential; or

(c)	the Buyer or the Guarantor can demonstrate has been lawfully disclosed to the Buyer or the Guarantor by a Third Party and that the Buyer or the Guarantor has acquired free from any obligation of confidence to any other person.

13.2	The Seller undertakes to the Buyer and the Guarantor to keep confidential all the Confidential Information that it has acquired about the Buyer and the Guarantor and to use such information only for the purposes contemplated by this Agreement and further that it will not and shall procure that none of its Affiliates shall (except as permitted by or in the course of performance of any of the Commercial Agreements, the Transitional Services Agreement or any other agreement from time to time entered into by the Seller or one or more of its Affiliates) for a period of three (3) years after Completion (except as required by law or permitted by contract) disclose or divulge to any person (other than to officers or employees of the Buyer, members of the Buyer’s Group or the Target Group Companies) or use (other than for the benefit of the Buyer) any Target Group Company Confidential Information which may be within or have to come to his knowledge provided that the Seller shall not be required to keep confidential or to restrict its or any Affiliates’ use of any information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of being disclosed in breach of this Agreement; or

(b)	the Parties agree in writing is not confidential; or

(c)	has been lawfully disclosed to the Seller or a member of Virgin Media Group by a Third Party and that the Seller or a member of Virgin Media Group has acquired free from any obligation of confidence to any other person.

13.3	Each Party and its Affiliates and any member of the Virgin Media Group may disclose any information that it is otherwise required to keep confidential under this Clause 13 or Clause 10.2:

(a)	to such professional advisers, consultants and employees or officers of its group as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction or to actual or prospective lenders or investors of the entity making the disclosure, provided that the disclosing entity procures that the persons to whom the information is disclosed keep it confidential; or

(b)	with the written consent of the other Parties, such consent not to be unreasonably withheld or delayed; or

(c)	to the extent that the disclosure is required: (i) by law; or (ii) by an Authority; or (iii) to make any filing with, or obtain any authorisation from, a regulatory body, tax authority or securities exchange; or (iv) under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or (v) to protect the disclosing Party’s interest in any legal proceedings, but in any such case the disclosing Party shall use reasonable endeavours to consult the other Parties and to take into account any reasonable requests it may have in relation to the disclosure before making it), and the Parties acknowledge and agree that the disclosure by the Seller to BBC Worldwide of the terms of the Conditions (including the scope of the Material Adverse Event) shall not constitute a breach of the provisions of this Clause 13.

13.4	Each Party shall supply the other with any information about itself, its Group or this Agreement as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring Party or any Affiliate of its Group is subject.

13.5	Subject to Clause 13.6, no Party and no Affiliate of that Party to this Agreement shall make any announcement (including any communication to the public, to any customers or suppliers of the Target Group Companies) concerning the provisions or subject matter of this Agreement or containing any information about any other Parties, without the prior written approval of the others (which shall not be unreasonably withheld or delayed).

13.6	Clause 13.5 shall not apply if and to the extent that such announcement is required by law or by any securities exchange or Authority having jurisdiction over a Party or any of its Affiliates (including the US Securities and Exchange Commission, the Financial Services Authority, the London Stock Exchange, The Panel on Take-overs and Mergers and the Serious Fraud Office to the extent applicable) and whether or not the requirement has the force of law, but any such announcement shall be made only after consultation with the other Parties to the extent consultation is practicable.

13.7	The restrictions contained in this Clause 13 shall survive Completion and shall continue without limit of time.

14.	FURTHER ASSURANCE

14.1	The Seller and the Buyer and the Guarantor shall, (each at their own expense) promptly execute and deliver, or procure such execution and delivery of, all such documents, and do, or, so far as it is able, procure the doing of, all such acts and things, as the Seller or the Buyer (and the Guarantor) (as the case may be) may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement or any other Transaction Document.

14.2	The Buyer shall procure that the Target Company Records and the UK Progco Records are properly maintained and preserved for a period of at least six (6) years from the Completion Date (or such longer period as may be required by statute).

14.3	For a period of five (5) years after Completion the Buyer shall procure, so far as it is reasonably able in its capacity as a shareholder in the relevant companies, that each Target Group Company and UK Progco shall permit, on reasonable notice and during normal business hours and subject to the Seller giving such undertaking as to confidentiality as the Buyer may reasonably require, the Seller and the members of the Virgin Media Group and/or their respective agents, accountants and other professional advisers access to, and the right to inspect and make copies of, the Target Company Records and the UK Progco Records and any other books, records (including accounting records), data and documents (in electronic or hard copy form or in whatever other form they may exist) as may be required by the Seller or any other member of the Virgin Media Group solely in order to satisfy or comply with a legal or regulatory requirement, including the rules, standards or requirements of any Authority.

14.4	Provided always that the Seller maintains the confidentiality of the same in accordance with Clause 13.2 (but subject always to Clause 13.3), the Buyer acknowledges and agrees that all documents, books and records, whether in paper or electronic form received by the Target Group Companies from the Seller or any Seller Affiliate or its professional advisers, relating to communications to and from the Seller (or any other member of the Virgin Media Group) in its capacity as a shareholder of the Target Companies or in relation to the Target Shares and UK Progco Shares shall belong to the Seller and the Seller shall be entitled to retain possession of the same (except to the extent the same are documents, books or records that the Target Group Companies are obliged to retain in accordance with law). If any of the Parties becomes aware after Completion that any such documents, books or records are in the possession or control of any member of the Buyer’s Group, the Buyer shall procure that they are immediately returned to the Seller or, as the Seller may direct, destroyed and the Buyer shall not, and shall procure that no member of the Buyer’s Group shall, retain copies of the same nor use any such documents and records for any purpose.

15.	ASSIGNMENT

15.1	Except in accordance with this Clause 15, no Party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

15.2	Each of the Buyer and the Guarantor is entering into this Agreement for itself and is acting on its own behalf and not for the benefit of another person.

15.3	After (but not prior to) Completion the Buyer may assign its rights (but not its obligations) under this Agreement to any company which is a wholly-owned subsidiary of the Buyer or a wholly-owned subsidiary of a company of which the Buyer is a wholly-owned subsidiary provided that any such assignee will be subject to the same restriction on assignment as is imposed on the Buyer under this Clause 15 and provided further that if the assignee ceases to be a wholly-owned subsidiary of the Buyer or a wholly-owned subsidiary of a company of which the Buyer is a wholly-owned subsidiary, then all the rights assigned to the assignee under this Agreement must immediately be assigned back to the Buyer.

15.4	The Seller may assign all or part of its rights under this Agreement to any member of the Virgin Media Group.

16.	WHOLE AGREEMENT AND RESCISSION

16.1	This Agreement, and any documents referred to in it, constitute the whole agreement between the Parties and supersede any arrangements, negotiations, understanding or previous agreement between them relating to the subject matter they cover.

16.2	Nothing in this Agreement operates to limit or exclude any liability for fraud.

16.3	Each Party acknowledges that in entering into this Agreement and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, misrepresentation, promise, undertaking, assurance or warranty and that it has not been induced to enter into this Agreement or any such document by any such statement or other matter as aforesaid (whether of fact or of law and whether made innocently or negligently) of any person other than as expressly set out in this Agreement or in any of those documents.

16.4	Each Party undertakes (on behalf of itself and its Affiliates) to the other Parties that it shall not bring any claim or action against any other Party or any of its Affiliates in relation to the sale and purchase of the Target Shares and/or the UK Progco Shares either at law or under any agreement, other than under and in accordance with the Transaction Documents.

16.5	No Party shall have any claim against any other Party for innocent or negligent misrepresentation based on any statement in this Agreement, and, save as set out in Clause 3.6 each of the Buyer and the Buyer’s Guarantor agrees that (save in respect of fraudulent misrepresentation) rescission shall not be available as a remedy for any breach of this Agreement and agrees not to claim that remedy.

17.	VARIATION AND WAIVER

17.1	A variation of this Agreement shall be in writing and signed by or on behalf of each Party.

17.2	Any waiver of any right under this Agreement is only effective if it is in writing and signed by the waiving or consenting Party and it applies only in the circumstances for which it is given and shall not prevent the Party who has given the waiver or consent from subsequently relying on the provision it has waived.

17.3	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

17.4	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

17.5	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

18.	COSTS

18.1	Unless otherwise provided, all costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the Party that incurred the costs.

18.2	Any stamp duty or stamp duty reserve tax payable on the transfer of the Target Shares, the UK Progco Shares or the Loan Stock to the Buyer pursuant to this agreement shall be paid by the Buyer.

19.	NOTICE

19.1	A notice given under this Agreement:

(a)	shall be in writing in the English language;

(b)	shall be sent for the attention of the person, and to the address, given in this Clause 19 (or such other address or person as the relevant Party may notify to the other Parties); and

(c)	shall be:

(i)	delivered personally; or

(ii)	delivered by commercial courier; or

(iii)	sent by recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

19.2	The addresses for service of notice are:

(a)	Flextech Broadband Limited

Address: Media House,
Bartley Wood Business Park
Hook
Hampshire RG27 9UP

For the attention of: Scott G. Dresser, General Counsel

(b)	Southbank Media Ltd

Address: 91-93 Southwark Street, London SE1 0HX

For the attention of: Eleni Stratigeas/Sameer Deen

(c)	Scripps Networks Interactive, Inc.

Address: 312 Walnut Street, Cincinnati, Ohio 45202, United States

For the attention of: Eleni Stratigeas/Sameer Deen

19.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	if delivered by commercial courier, at the time of signature of the courier’s receipt; or

(c)	if sent by pre-paid first class post or recorded delivery, at the opening of business on the third Business Day after the date of posting; or

(d)	if sent by airmail, at the opening of business on the fifth Business Day after the date of posting; or

(e)	if deemed receipt under the previous sub-Clauses of this Clause 19.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday London time on a day that is a Business Day), when business next starts in the place of deemed receipt.

19.4	The Guarantor irrevocably authorises DLA Piper UK LLP of 3 Noble Street London EC2V 7EE (for the attention of Michael Ridley/Jim Lavery) to act as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on them as agent in accordance with this Clause 19.4 shall be effective service on the Guarantor (as applicable).

19.5	If the agent referred to in Clause 19.4 (or any replacement agent appointed under this Clause 19.5) at any time ceases to act as agent for any reason, the Buyer and the Guarantor (as appropriate) must immediately appoint a replacement agent to accept service on their behalf. The replacement agent must have an address in England or Wales and the Buyer or the Guarantor (as appropriate) shall notify the other parties to this Agreement immediately of the name and address of the replacement agent.

19.6	Each party hereby agrees that failure by an agent for service of process appointed pursuant to this Clause 19 to notify the Buyer or the Guarantor (as appropriate) of process shall not invalidate the proceedings concerned.

20.	CERTAIN US TAX MATTERS AND TAX COVENANT

20.1

(a)	The Buyer and the Seller shall make available to each other in a prompt manner any information with respect to the UKTV Business and the Target Group Companies as is reasonably requested by the other for purposes of preparing and filing any US Tax Returns or for any other US Tax purpose, including in conjunction with audits by any US Tax Authority.

(b)	Both the Buyer and the Seller shall use reasonable efforts to properly retain and maintain accounting and Tax records and information, in a manner consistent with the rules and regulations of the US Internal Revenue Service to the extent those records and information relate to the UKTV Business or the Target Group Companies immediately prior to Completion, for such periods as may be required by law. Either Party will provide the other Party a reasonable opportunity to make and retain copies of any such Tax records or information.

20.2	The provisions of Schedule 11 shall apply.

21.	INTEREST ON LATE PAYMENT

21.1	Where a sum is required to be paid under this Agreement but is not paid before or on the date the Parties agreed, the Party due to pay the sum shall pay interest on that sum at the Interest Rate for the period beginning with the date on which the payment was due and ending with the date the sum is paid (and the period shall continue after as well as before judgment), except where the sum itself already includes an element in respect of interest (for example interest included in the amount of a Claim). Interest shall accrue on a daily basis and be compounded quarterly.

21.2	This Clause 21 is without prejudice to any claim for interest under the Late Payment of Commercial Debts (Interest) Act 1998.

22.	SEVERANCE

22.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

22.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

23.	TERMINATION AND SURVIVAL

23.1	This Agreement may be terminated at any time prior to Completion:

(a)	by mutual written consent of the Parties; and

(b)	in accordance with Clauses 3.4(a), 3.4(b), 3.5, 3.6, 4.6 and 4.7.

23.2	In the event of termination of this Agreement Clauses 1, 3.1, 13, 15, 16, 17, 18, 19, 22, 23, 24, 25, 26, 27, and 28 shall remain in full force and effect and such termination shall not affect and be without prejudice to any rights or liabilities that have accrued under this Agreement prior to such termination or under any provision which is expressly stated not to be affected by such termination (whether in respect of breach hereof or otherwise).

23.3	This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.	THIRD PARTY RIGHTS

24.1	Except that this Agreement is for the benefit of and may be enforced by each of the members of the Virgin Media Group, and their successors, transferees and assigns:

(a)	this Agreement and the documents referred to in it are made for the benefit of the parties to them and their successors, transferees and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else; and

(b)	a person who is not a Party shall not have any rights under or in connection with this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

24.2	The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a Party to this Agreement.

25.	SUCCESSORS

The rights and obligations of the Parties shall continue for the benefit of and shall be binding on their respective successors and assigns.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

27.	LANGUAGE

If this Agreement is translated into any language other than English, the English language text shall prevail.

28.	GOVERNING LAW AND JURISDICTION

28.1	This Agreement and any non-contractual obligations arising from or in connection with it and any disputes or claims arising out of or in connection with its subject matter shall be governed by and construed in accordance with the law of England.

28.2	The Parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement and hereby submit all such disputes to the jurisdiction of the English Courts.

28.3	Each Party irrevocably waives any right that it may have to object to an action being brought in the English Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

28.4	Each Party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any Party by being delivered to or left for that Party at its address for service of notices under Clause 19 and each Party undertakes to maintain such an address at all times in the United Kingdom and to notify the other Parties in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 19.

This Agreement has been executed and delivered as a deed on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED	)
by FLEXTECH BROADBAND LIMITED	)
acting by its duly authorised attorney	)
in the presence of:	)

/s/ Caroline Withers

SIGNATURE OF WITNESS:	/s/ Laura Brunnen

NAME OF WITNESS:	Laura Brunnen

ADDRESS OF WITNESS:	99 City Road

London EC1Y 1A

EXECUTED and DELIVERED as a DEED	)
by SOUTHBANK MEDIA LTD	)
acting by , a director	)
in the presence of:	)

/s/ Joe NeCastro

SIGNATURE OF WITNESS:	/s/ Nicky Randle

NAME OF WITNESS:	Nicky Randle

ADDRESS OF WITNESS:	DLA Piper UK LLP

3 Noble Street

London EC2V 7EE

EXECUTED and DELIVERED as a DEED	)
by SCRIPPS NETWORKS INTERACTIVE, INC.	)
acting by	)
in accordance with the laws of the territory in which	)

SCRIPPS NETWORKS INTERACTIVE, INC. is incorporated	/s/ Joe NeCastro

EXECUTED and DELIVERED as a DEED	)
by VIRGIN MEDIA INVESTMENTS HOLDINGS LIMITED	)
acting by its duly authorised attorney	)
in the presence of:	)
/s/ Caroline Withers

SIGNATURE OF WITNESS:	/s/ Laura Brunnen

NAME OF WITNESS:	Laura Brunnen

ADDRESS OF WITNESS:	99 City Road

London EC1Y 1AX

The following Schedules to the foregoing Sale and Purchase Agreement are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted schedule to the Securities and Exchange Commission supplementally upon request.

Schedule 1         Completion

Schedule 2         Warranties

Schedule 3         Liability

Schedule 4         Target Group Companies

Schedule 5         The Completion Accounts

Schedule 6         Virgin Media Transaction Employees

Schedule 7         Shareholder Financing

Schedule 8         Apportionment of Final Share Purchase Price

Schedule 9         Commercial Agreements

Schedule 10       Material Business Contracts

Schedule 11       Taxation